Exhibit 10.1

EXECUTION COPY

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is entered into as of January 25, 2006, by and among Tyler Acquisition Corp., a Delaware corporation (the “Purchaser”), Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (the “Seller”) and K&S Interconnect, Inc., a Delaware corporation and a wholly-owned subsidiary of the Seller (“Interconnect” and, together with Seller and Kulicke and Soffa (Suzhou), Ltd., a corporation organized under the laws of the Peoples Republic of China and a wholly-owned subsidiary of the Seller (“K&S Suzhou”), the “Seller Group”). Certain other capitalized terms used in this Agreement are defined in the appended Exhibit A.

BACKGROUND

The Seller Group is engaged in the manufacture of package test interconnect solutions (the “Business”), principally through Interconnect and K&S Suzhou. This Agreement contemplates the sale and transfer by the Seller Group to the Purchaser (or Affiliates of the Purchaser formed after the date hereof (including Affiliates formed under the laws of jurisdictions outside the United States) for the sole purpose of effectuating the transactions contemplated hereunder (the “Purchaser Entities”)) of all of the assets and certain liabilities primarily relating to the Business. Such sale and transfer shall involve, among other matters, the following:

A. at the Initial Closing, the Seller Group will sell and assign to the Purchaser or the Purchaser Entities, and the Purchaser or the Purchaser Entities will purchase and assume from the Seller Group, all of the assets and certain liabilities primarily relating to the Business (other than such assets and liabilities related to the operation of the Business in China) on the terms and conditions set forth in this Agreement;

B. at the Initial Closing, the Seller Group will sell to the Purchaser or the Purchaser Entities all of the Intellectual Property rights owned by them and used in the Business, each pursuant to the intellectual property agreement as further described herein;

C. at the Initial Closing, in connection with the transactions described above, the Seller and/or certain of its Affiliates (including K&S Suzhou), on one hand, and the Purchaser or the Purchaser Entities, on the other hand, will enter into certain subleases and a transition services agreement as further described herein; and

D. at the China Closing, the Seller Group will sell and assign to the Purchaser or the Purchaser Entities, and the Purchaser or the Purchaser Entities will purchase and assume from the Seller Group, all of the assets and certain liabilities primarily relating to the Business that are related to the operation of the Business in China.

In consideration of the foregoing, and the mutual representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE TRANSACTIONS

1.1 Purchase and Sale of Certain Assets and Assumption of Certain Liabilities.

(a) Upon the terms and conditions set forth in this Agreement, at the Initial Closing or the China Closing, as applicable, the Seller Group shall sell, convey, assign, transfer and deliver to the Purchaser or the Purchaser Entities, and the Purchaser or the Purchaser Entities shall purchase, acquire and accept from the Seller Group, the assets used primarily in the Business (the “Acquired Assets”), free and clear of any Claims (other than Permitted Claims), including the following:

(i) all Inventory and all furniture, fixtures, improvements, equipment (including office equipment), machinery, parts, computer hardware, tools, vehicles and all other tangible personal property that is used or held for use primarily in the Business, including that listed on Schedule 1.1(a)(i);

(ii) all Business Intellectual Property, and all tangible embodiments and copies thereof, including that listed on Schedule 1.1(a)(ii), together with any claims against third Persons for infringement, misappropriation or other violation of any such Intellectual Property, whether for any past, present or future infringement, misappropriation or other violation;

(iii) all claims and rights (and benefits arising therefrom) to the extent relating to the Acquired Assets with or against all persons, including all express or implied warranties from any supplier of the Seller Group with respect to the assets listed in Section 1.1(a)(ii), in each case to the extent such transfer is permitted by law;

(iv) all Accounts Receivable that relate primarily to the Business, including those listed on Schedule 1.1(a)(iv) (to the extent not paid as of the Initial Closing);

(v) all contracts, agreements and purchase and sales orders that relate exclusively to the Business, to the extent transferable, that are listed on Schedule 1.1(a)(v) and any other contracts, agreements and purchase and sales orders that relate exclusively to the Business that are entered into after the date hereof in compliance with Section 5.1(a)(iv) (the “Assumed Contracts”);

(vi) all licenses, Permits or Authorizations that are used primarily in the Business, to the extent transferable, including those listed on Schedule 1.1(a)(vi);

(vii) all rights under insurance policies applicable to the Acquired Assets or the Business;

(viii) subject to proration as described in Section 1.5, all Prepaids relating exclusively to the Business;

(ix) all goodwill of the Business, together with the right to represent to third parties that the Purchaser is the successor to or acquirer of the Business;

(x) the Books and Records;

(xi) all of the Seller’s claims and causes for action for Losses that relate to the operation of the Business and/or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent (except to the extent that such claims and causes of action relate to the Excluded Assets or Excluded Liabilities);

(xii) the content of the Seller’s website relating exclusively to the Business, including the EasySockets software and any domain names and associated Intellectual Property; and

(xiii) all other assets, if any, listed on Schedule 1.1(a)(xiii).

For the sake of clarity, and notwithstanding any provision of this Agreement to the contrary, the Acquired Assets shall not include any of the assets identified on Schedule 1.1(a), which shall be retained by the Seller Group (the “Excluded Assets”).

(b) Upon the terms and conditions set forth in this Agreement, at the Initial Closing or the China Closing, as applicable, the Purchaser shall assume and thereafter satisfy or perform when due (i) all accounts payable incurred in the ordinary course of operation of the Business as of the Initial Closing Date or the China Closing Date, as applicable, including those listed on Schedule 1.1(b) to this Agreement (to the extent not paid as of the Initial Closing or the China Closing, as applicable), (ii) all executory liabilities and obligations of the Business that may be performed after the Initial Closing Date or the China Closing Date, as applicable, without penalty under the Assumed Contracts, whether arising before or after the Initial Closing Date or the China Closing Date, as applicable (other than liabilities or obligations arising as a result of any breach of any Assumed Contract by any member of the Seller Group) and (iii) all liabilities and obligations expressly set forth on Schedule 1.1(b), including those arising under the Subleases (the “Assumed Liabilities”). The Purchaser does not assume, agree to perform or discharge or to indemnify the Seller against, or otherwise have any responsibility or obligation for or with respect to any Liabilities of the Seller Group, whether fixed or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether arising prior to, on or after the date hereof except for the Assumed Liabilities (the “Excluded Liabilities”). Each member of the Seller Group agrees to satisfy and perform when due the Excluded Liabilities. Without limiting the generality of the preceding two sentences, the Excluded Liabilities include the following Liabilities of the Seller Group, except that Excluded Liabilities (x) do not include Liabilities that are expressly included in the definition of Assumed Liabilities and (y) do not include Liabilities incurred by Purchaser after the Initial Closing in the conduct of the Business by the Purchaser or Purchaser Entities (provided that this clause (y) shall not derogate in any way the rights of the Purchaser to bring claims against the Seller Group for any breaches of representations or warranties under this Agreement):

(i) any Liability that relates to, or otherwise arises out of, the Business Products sold or rendered by the Seller Group, including any warranty or guarantee obligations or Liabilities in respect of claims for defective Business Products and any obligations and Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty of merchantability and other similar claims;

(ii) any Liability under any Contract resulting from any breach thereof by the Seller that occurred on or prior to the Initial Closing Date;

(iii) all Seller Taxes;

(iv) any Liability under, relating to or arising out of any Company Plan;

(v) any Liability for compensation or employee benefits of any kind relating to employees of the Seller Group occurring prior to, on or as a result of the Initial Closing or the China Closing, as applicable, including all liabilities for severance or termination pay or benefits that arise prior to, on or as a result of the Initial Closing or the China Closing, as applicable;

(vi) any Liability arising out of or relating to the Seller’s credit facilities or any Claims related thereto;

(vii) any Liability from or relating to any Debt;

(viii) any Liability from or relating to any Environmental Claim;

(ix) any Liability for Losses related to occupational safety, workers’ or workmen’s compensation grievance proceedings;

(x) any Liability arising out of or relating to any employee or independent contractor grievance, including those under any employment agreement;

(xi) any Liability for Losses arising from any legal proceeding to which Seller is or becomes a party and which is pending as of the Initial Closing Date;

(xii) any Liability for Losses relating to the Seller failing to observe or comply with any Applicable Law;

(xiii) any Liability in connection with any obligations owing to any Affiliate of the Seller or any Liability of the Business to the Seller or any Affiliate of the Seller;

(xiv) any Liability under this Agreement and the Transaction Agreements (including in respect of obligations from pro rata payments payable under Section 1.5);

(xv) any Liability for Losses otherwise relating to the Excluded Assets or not associated with the Business or the Acquired Assets; and

(xvi) all costs and expenses incurred by the Seller incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein.

(c) The purchase price for the Acquired Assets is $17,000,000 plus the Assumed Liabilities, as adjusted pursuant to Section 1.4 (the “Purchase Price”).

1.2 Closings. (a) The parties shall conduct the closing (the “Initial Closing”) of the transactions contemplated hereby at the offices of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania on a date specified in writing by Purchaser (on no less than five (5) business days’ notice) following the satisfaction or waiver of all of the conditions set forth in Article 6 (other than conditions related to actions contemplated to occur at the China Closing), but in no event later than March 28, 2006 (or at such other time and place as the Seller and the Purchaser may agree in writing) (such date of the Initial Closing, the “Initial Closing Date”).

(b) The parties shall conduct the closing (the “China Closing”) of the transactions contemplated under the China Agreement at the offices of Gibson, Dunn & Crutcher LLP, Los Angeles, California on a date specified in writing by Purchaser (on no less than five (5) business days’ notice) following the satisfaction or waiver of the conditions precedent to closing under the China Agreement, but in no event later than September 30, 2006 (or at such other time and place as the Seller and the Purchaser may agree in writing) (such date of the China Closing, the “China Closing Date”). For the sake of clarity, no assets or liabilities to be sold, conveyed, assigned, transferred, delivered or assumed under the China Agreement shall be deemed sold, conveyed, assigned, transferred, delivered or assumed pursuant to this Agreement.

1.3 Closing Deliveries. (a) At the Initial Closing:

(i) the Seller shall deliver, or shall cause to be delivered, to the Purchaser (i) the certificates and instruments referred to in Section 6.2, (ii) duly executed counterparts of the Transaction Agreements (other than the China Sublease), (iii) duly executed Acquired Assets Transfer Documents, and (iv) instruments of assignment reasonably requested by the Purchaser, reflecting the Purchaser as the assignee; and

(ii) the Purchaser shall deliver to the Seller (i) the certificates and instruments referred to in Section 6.1, (ii) duly executed counterparts of the Transaction Agreements (other than the China Sublease), (iii) duly executed Acquired Assets Transfer Documents, and (iv) instruments of assignment and assumption reasonably requested by the Seller.

(b) At the China Closing:

(i) the Seller shall deliver, or shall cause to be delivered, to the Purchaser (i) any certificates and instruments referred to in the China Agreement, (ii) duly executed counterparts of the China Sublease, (iii) duly executed Acquired Assets Transfer Documents, and (iv) instruments of assignment reasonably requested by the Purchaser, reflecting the Purchaser as the assignee; and

(ii) the Purchaser shall deliver to the Seller (i) any certificates and instruments referred to in China Agreement, (ii) duly executed counterparts of the China Sublease, (iii) duly executed Acquired Assets Transfer Documents, and (iv) instruments of assignment and assumption reasonably requested by the Seller.

1.4 Payment of Purchase Price; Escrow; Working Capital Adjustment.

(a) At least three business days before the Initial Closing Date, the Seller shall prepare or cause to be prepared, in accordance with GAAP and those principles identified on Schedule 1.4, and shall deliver to the Purchaser, its good faith estimate of Working Capital. At the Initial Closing, (I) the Purchaser shall pay to the Seller the portion of the Purchase Price allocated to the Acquired Assets (other than the Acquired Assets that have a primary nexus in China) pursuant to Section 9.2 (the “Initial Purchase Price”), (i) plus (or minus) the amount (if any) by which such estimate of Working Capital exceeds (or is less than) $4,732,000 (the level of Working Capital as set forth in the preliminary statement of Working Capital included on Schedule 1.4) and (ii) minus the Escrow Amount (as defined below), and (II) pursuant to the China Agreement, Purchaser shall cause its Affiliate in China to pay to K&S Suzhou the portion of the Purchase Price allocated to the Acquired Assets that have a primary nexus in China pursuant to Section 9.2 (the “China Purchase Price”).]

(b) On the Initial Closing Date, on behalf of the Seller, the Purchaser shall deposit into a general escrow account (the “Escrow Fund”) established pursuant to the Escrow Agreement an amount equal to ten percent (10%) of the cash portion of the Purchase Price (such amount, as from time to time in the Escrow Fund, the “Escrow Amount”). The Escrow Amount, and any interest earned thereon, shall be maintained in a separate account and disbursed pursuant to the terms of the Escrow Agreement.

(c) Within 60 days following the Initial Closing Date, the Purchaser shall deliver to the Seller a draft of its calculation of Working Capital as of the Initial Closing Date, prepared in accordance with GAAP and those principles identified on Schedule 1.4 and in a manner consistent with the methodology used by Seller in preparing the preliminary calculation of Working Capital included as a part of Schedule 1.4 (the “Closing Statement”). If the Seller does not give the Purchaser notice of the Seller’s objection to the Closing Statement or calculation of Working Capital (such notice must contain a statement of the basis of the Seller’s objection), within 30 days of receipt of the Closing Statement, then the Closing Statement shall be final for all purposes.

(d) If the Seller shall have any objections to the Closing Statement or the Purchaser’s calculation of Working Capital, the Purchaser and the Seller shall attempt in good faith to reach an agreement as to the matter in dispute. If the Purchaser and the Seller shall have failed to resolve such disputed matter within 10 business days after receipt of notice of such objection (or such longer period as mutually agreed by the Purchaser and the Seller), then any such disputed matter may at any time thereafter be referred by either party for resolution by a nationally recognized independent accounting firm acceptable to the Seller and the Purchaser (the “Independent Accounting Firm”). The Purchaser and the Seller shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The determination of the

Independent Accounting Firm will be made as promptly as practicable. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be allocated equally between the Purchaser and the Seller. The definitive Closing Statement and calculation of Working Capital (the “Certified Statement”) after resolution of any disputes pursuant to this Section 1.4, shall be verified by the Independent Accounting Firm as in accordance with the requirements of this Section 1.4 and shall be final, binding and conclusive on all parties hereto.

(e) On or before the third business day following the final determination of the Certified Statement, the Purchaser or the Seller, as the case may be, shall pay to the other party an amount such that following such payment, and taking into account the payments made on the Initial Closing Date, the Purchaser shall have paid to the Seller the Initial Purchase Price, (i) plus (or minus) the entire amount by which the amount of Working Capital set forth on the Certified Statement exceeds (or is less than) $4,732,000 (the level of Working Capital set forth in the preliminary statement of Working Capital included in Schedule 1.4) and (ii) minus the Escrow Amount.

(f) If the Purchaser and the Seller dispute any portion of the Closing Statement or the calculation of the Working Capital, but nonetheless agree that, following final determination of the Certified Statement, a payment will be required to be made pursuant to this Section 1.4 by the Seller to the Purchaser or by the Purchaser to the Seller, the amount of such payment that the parties do not dispute shall be paid.

1.5 Credits and Prorations. The Seller and the Purchaser shall prorate all Prepaids, including any payments due or advanced under any lease as of the Initial Closing Date. With respect to any amounts that have not yet been billed or otherwise determined, the Seller and the Purchaser shall prorate such amounts based on the most recent ascertainable bill, based on when Prepaids and other assessments are due and payable. The Prepaids and such prorations shall not be included in the calculation of Working Capital.

1.6 Payments and Computations. All payments under this Agreement shall be made in U.S. dollars. Except for the payments due at the Initial Closing or the China Closing, as applicable, each party shall make any payment due to the other party to this Agreement not later than 5:00 p.m., New York City time, on the day when due. All payments shall be made by wire transfer in immediately available funds to the account or accounts designated in writing by the party receiving such payment, together with interest, as provided below. All computations of interest shall be made on the basis of a year of 360 days, in each case for the actual number of days elapsed (beginning on the Initial Closing Date, and in the case of payments made pursuant to Section 1.4(d), up to but excluding the date on which payment is received, and otherwise, including the date on which payment is received). Whenever any payment under this Agreement shall be due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall be included in the computation of payment of interest. Any payment as an adjustment to the Purchase Price pursuant to Section 1.4 shall be made within three business days of the date the Certified Statement, together with interest thereon from the Initial Closing Date to the date the payment is made in full at the London Interbank Offered Rate (LIBOR) as reported on the Initial Closing Date in the Wall Street Journal for three calendar months, plus 3.0%.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

WITH RESPECT TO INTERCONNECT AND THE BUSINESS

Except as specifically set forth on the disclosure schedule attached as Exhibit B (the “Disclosure Schedule”) (such specific exceptions to include specific references to particular numbered representations and warranties contained in this Agreement), the Seller represents and warrants to the Purchaser that the statements set forth in this Article 2 are true and complete as of the date of this Agreement.

2.1 Corporate Organization. Interconnect is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which includes all jurisdictions where such qualification is required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Interconnect has all corporate power and authority it needs to carry on its operations as currently conducted and to own, lease or operate its assets. Interconnect has no direct or indirect equity ownership in any Business Entity.

2.2 Authorization. Each of Interconnect and K&S Suzhou has all corporate power and authority it requires to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party. Interconnect has duly and validly executed and delivered this Agreement and, on or before the Initial Closing, will have duly and validly executed and delivered the other Transaction Agreements to which it is a party. On or before the China Closing, K&S Suzhou will have duly and validly executed and delivered the Transaction Agreements to which it is a party. Assuming the due authorization, execution and delivery of the Transaction Agreements to which it is a party by the Purchaser, this Agreement is, and at the Initial Closing and the China Closing, as applicable, each other Transaction Agreement will be, a legal, valid and binding obligation of each of Interconnect and K&S Suzhou, enforceable against Interconnect and K&S Suzhou in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3 No Conflict. The execution, delivery and performance by the Seller Group of the Transaction Agreements to which it is party and the consummation by Interconnect of the transactions contemplated under this Agreement do not (a) conflict with or violate any provision of Interconnect’s certificate of incorporation and bylaws (or other organizational or governing documents of Interconnect), each as amended to date, (b) require any member of the Seller Group to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c) result in the imposition of any Claim upon any Acquired Asset (other than Permitted Claims), or (d) violate any law, order, writ or injunction applicable to Interconnect or any Acquired Asset, except in the case of clause (d), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.4 Financial Matters. Attached as Section 2.4 of the Disclosure Schedule are (a) a listing of the net book value of each asset of the Business with a net book value greater than

$7,500 as of the date set forth thereon (the “Asset List”), (b) a listing of all accounts payable of the Business as of the date set thereon and (c) a statement of profit and loss of the Business for the period set forth thereon (collectively with the Asset List, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the results of operations of the Business for the period stated thereon, except that such Financial Statements are subject to normal year-end adjustments and do not contain all footnotes or other presentation items required by applicable accounting standards. The preliminary calculation of Working Capital as of December 31, 2005 included in Schedule 1.4 has been prepared by Seller in accordance with GAAP and those principles identified in Schedule 1.4.

2.5 No Changes. Since December 31, 2005 and except as set forth in Section 2.5 of the Disclosure Schedule, the Seller has conducted its business relating to the Business, the Acquired Assets and the Assumed Liabilities in the Ordinary Course and there has not been, occurred or arisen in respect of the Business, the Acquired Assets or the Assumed Liabilities:

(a) any change, event, state of circumstances, facts or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect with respect to the Business or with respect to the Acquired Assets;

(b) other than in the Ordinary Course, any acquisition, sale, lease, license or transfer of any material asset, property or right of the Seller principally related to the Business, or any creation, or assumption of (whether by action or omission) any material Claim;

(c) any material destruction of, material damage to or material loss of any material assets or properties (whether or not covered by insurance) that otherwise would have been included in the Acquired Assets;

(d) except in the Ordinary Course, the execution and delivery by the Seller of any material Contract principally related to the Business (including those relating to the acquisition or disposition of any Acquired Assets, other than this Agreement), or any waiver, amendment or termination of, or violation or default under, any such Contract to which the Seller is a party or by which the Seller or its assets or properties are or may be bound that restrict or limit the transactions contemplated hereby;

(e) any amendment or change to the Certificate of Incorporation, Bylaws or other organizational or governing documents of the Seller that restricts, limits or impairs the Seller’s ability to consummate the transactions contemplated hereby;

(f) any increase in or modification of the compensation or benefits payable or to become payable by the Seller to any of the employees set forth on Section 10.1(b) of the Disclosure Schedule (the “Contemplated Transferred Employees”) or any declaration, payment or commitment or obligation to pay any bonus or other additional salary or compensation (including equity) to any such person;

(g) as of the date of this Agreement, any termination or resignation of any Contemplated Transferred Employees with the Seller’s salary grade level of at least 10;

(h) any waiver or release of any material right or claim of or in favor of the Seller principally related to the Business, including any compromise or settlement of any claim, litigation or other cause of action principally related to the Business brought by the Seller against any third party;

(i) any commencement or notice or, to the knowledge of the Seller, any threat of the commencement of any lawsuit or proceeding against or investigation of the Seller or its business or affairs, in each case materially affecting the Acquired Assets;

(j) any written notice of any claim of ownership by a third party to any material Business Intellectual Property, or, to the knowledge of the Seller, any allegations that the Seller’s operation of the Business or use or exploitation of any of the Acquired Assets is infringing on or has infringed upon any third party’s Intellectual Property rights, in each case excluding any notice or claim that would not reasonably be expected to impair or limit in any material respect the use or ownership of such Intellectual Property or the conduct of the Business in the manner in which it currently is being conducted;

(k) any loss of any material distributor or supplier relationship with the Seller that is principally related to the Business or notice of any material adverse change in such relationship;

(l) any injunction issued or notice of other Applicable Law adopted prohibiting the Seller from selling any Business Products in any jurisdiction;

(m) any Assumed Contract with any Affiliates of the Seller relating to the Business

(n) any grant of severance or termination pay, or any amendment to any existing agreement to provide such pay, to any Contemplated Transferred Employee or independent contractor whose contract with the Business is an Assumed Contract, or any adoption of any new severance, termination, indemnification or other Contract or arrangement for the benefit of any Contemplated Transferred Employee the benefits of which are contingent upon the occurrence of a transaction involving the Seller, including the transactions contemplated hereby or by the Transaction Agreements;

(o) other than in the Ordinary Course, any material changes in Seller’s (i) customary method of operations for the Business including marketing, selling, licensing and pricing policies (including payment terms) and (ii) maintenance of premises, fixtures, furniture and Equipment of the Business;

(p) any transaction by the Seller materially affecting the Business that is not in the Ordinary Course, including any payment, discharge or satisfaction of any claim or obligation of the Seller other than in the Ordinary Course;

(q) any material write-down of the value of any asset of the Seller included in the Acquired Assets; or

(r) any agreement by the Seller to do any of the foregoing (other than negotiations with the Purchaser and its Representatives regarding the transactions contemplated hereby and by the Transaction Agreements).

2.6 Tax Matters.

(a) (i) All Tax Returns required to be filed with respect to the Seller Group have been timely filed and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes of the Seller Group that have become due and payable have been timely paid, (iii) no Tax adjustment relating to the Business or any of the Acquired Assets has been proposed formally or, to the knowledge of the Seller, informally by any Tax authority, (iv) there are no Taxes of the Seller Group that could form the basis for a Lien on any of the Acquired Assets or that could result in a Liability of the Purchaser or its Affiliates to any Governmental Authority as a result of Applicable Law, by contract or otherwise, and (v) to the extent any or all of the Acquired Assets were imported by K&S Suzhou into China exempt from payment of Chinese customs, duties and taxes at the time of importation, all necessary Chinese customs, duties and applicable taxes have been timely paid by K&S Suzhou pursuant to the relevant Chinese laws and regulations so that such Acquired Assets can be transferred to the Purchaser without imposition on the Purchaser or Purchaser’s Affiliate organized under the laws of China of recapture of all or part of such Chinese customs, duties and taxes at the time of or as a result of the transfers contemplated by this Agreement or the China Agreement.

(b) No examinations, audit, claims or proceedings relating to any Tax Return or Taxes of the Seller Group, which relate to the Business or any of the Acquired Assets, by any Governmental Entity is currently in progress or, to knowledge of the Seller Group, threatened. The Seller Group has not waived any statute of limitations with respect to Taxes relating to the Business or any of the Acquired Assets or agreed to any extension of time with respect to an assessment or deficiency relating to such Taxes, which waiver or extension of time is currently outstanding.

(c) The representations made by the Seller in this Section 2.6 are the sole and exclusive representations and warranties made in this Agreement regarding any Tax matters.

2.7 Assets.

(a) Except for Permitted Claims and Claims created by or through the Purchaser or any of its Affiliates, Interconnect and/or K&S Suzhou has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of any Claims.

(b) Other than with respect to Intellectual Property matters (which are exclusively addressed in Section 2.8), the Acquired Assets constitute all of the material assets presently owned by the Seller Group and used in the Business.

(c) Section 2.7(c) of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned or leased by the Seller Group that is principally related to the Business. Each member of the Seller Group is in compliance in all material respects with the terms of all Leases for real property to which such member is a party and that are principally related to the Business. No member of the Seller Group is a party to any Lease, assignment or similar arrangement included in the Assumed Contracts under which such member of the Seller Group is a lessor, assignor or otherwise makes available for use by any third party any portion of any real property to the extent related to the Business.

(d) The facilities, property and Equipment included in the Acquired Assets have been maintained in accordance with Seller’s customary practice and in the aggregate are in satisfactory operating condition (subject only to normal wear and tear) and are suitable for the purposes for which they are presently used.

(e) All tangible assets that are leased by any member of the Seller Group under Leases included in the Acquired Assets have been, in all material respects, maintained in accordance with the manufacturers’ and lessors’ requirements.

(f) Upon consummation of the transactions contemplated by this Agreement, the Seller Group will have sold, assigned, transferred and conveyed, or caused to be sold, assigned, transferred and conveyed, to Purchaser all of the Acquired Assets, free and clear of all Claims other than Permitted Claims.

2.8 Intellectual Property.

(a) Registered IP. Section 2.8(a)(1) of the Disclosure Schedule sets forth an accurate and complete list of all registered Trademarks owned (in whole or in part) by the Seller Group and used or held for use in connection with the Business (collectively “Business Registered Marks”), Section 2.8(a)(2) of the Disclosure Schedule sets forth an accurate and complete list of all Patents owned (in whole or in part) by the Seller Group and used or held for use in connection with the Business (collectively the “Business Patents”) and Section 2.8(a)(3) of the Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by the Seller Group and used or held for use in connection with the Business, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by the Seller Group and used or held for use in connection with the Business (collectively the “Business Copyrights” and, together with the Business Registered Marks and the Business Patents, the “Business Registered IP”). No Business Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Seller’s knowledge, no such action is or has been threatened with respect to any of the Business Registered IP. All Business Registered IP has been registered or obtained in accordance with all applicable legal requirements and, except as set forth on Section 2.8(a)(4) of the Disclosure Schedule, no maintenance or filing fees, applications, affidavits or other documents are required to be paid or filed within the next ninety (90) days in order to maintain the effectiveness of any Business Registered IP or obtain or complete the registration thereof. The Business Registered IP is subsisting, and, to the Seller’s knowledge valid and enforceable, without any qualification, limitation or restriction thereon or on the use thereof (provided however, no representation or warranty is made regarding the validity or enforceability of any patent application), and the Seller Group has not received any notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any of the Business Registered IP. Except as may be set forth in Section 2.8(a)(5) of the Disclosure Schedule, the Seller Group has not taken any action or failed to take any action (including, in the case of Business Registered Marks, by failing to reasonably police the Business Registered Marks against third party infringement or failing to continuously use any Business Registered Mark in the form appearing in, and in connection with the goods and services listed in, the respective registration certificate), which action or failure reasonably would be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Business Registered IP. There is no relevant prior art pertaining to any issued Business Patent of which the Seller Group has become aware that was not disclosed during the prosecution of the patent application(s) therefor, but which if such prior art had been disclosed reasonably would have been expected to have a material affect on the scope of the patent claims ultimately granted in respect thereof.

(b) Actions to Protect Trade Secrets and Intellectual Property. The Seller Group has taken commercially reasonable steps to protect its rights in the Intellectual Property developed or acquired by the Seller Group and to maintain the confidentiality of all information that constitutes or that at any time constituted a Business Trade Secret, including without limitation by taking reasonable steps to ensure that material information disclosed by the Seller Group to a third party is subject to the confidentiality undertakings set forth in a suitable non-disclosure agreement, but excluding any information that, prior to its publication or unrestricted disclosure to a third party, the Seller Group determined in its reasonable business judgment not to continue to protect as a Trade Secret (including any information that the Seller Group reasonably determined to be of insufficient value to protect as a Trade Secret). Without limiting the generality of the foregoing, all current and former employees, consultants and contractors of the Seller Group who have materially participated in the creation of any Intellectual Property that is used in the conduct of the Business have entered into proprietary information, confidentiality and assignment agreements substantially in the Seller Group’s standard forms (which have previously been provided to Purchaser). The Seller Group has not disclosed, nor is the Seller Group under any contractual or other obligation to disclose, to another Person any Business Trade Secrets, excluding any information that, prior to its publication or unrestricted disclosure to a third party, the Seller Group determined in its reasonable business judgment not to continue to protect as a Trade Secret (including any information that the Seller Group reasonably determined to be of insufficient value to protect as a Trade Secret), except pursuant to an enforceable confidentiality agreement or undertaking, or except as necessary as part of a confidential filing with or requirement with respect to any Government Entity, and, to the knowledge of the Seller Group, no Person has materially breached any such agreement or undertaking.

(c) Ownership. The Seller Group owns exclusively all right, title and interest in and to the Business Registered IP and all other Intellectual Property used in the Business that is not licensed to the Seller Group pursuant to a valid and enforceable license agreement, free and clear of any Claim (other than a Permitted Claim), and the Seller Group has not received any notice or claim challenging or questioning the Seller Group’s ownership of any of such Intellectual Property. None of such Intellectual Property owned by or exclusively licensed to the Seller Group is subject to any outstanding order, judgment, or stipulation restricting the use or commercial exploitation thereof by the Seller Group in the Business.

(d) License Agreements. Section 2.8(d) of the Disclosure Schedule sets forth a complete and accurate list of all agreements granting to the Seller Group any material right under or with respect to any Intellectual Property used in the Business other than standard Software applications used generally in the Seller Group’s operations and that are licensed for an annual fee of no more than $15,000 pursuant to “shrink wrap” or “click through” licenses (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Section 2.8(d) of the Disclosure Schedule also sets forth a complete and accurate list the amount of any future royalty, license fee or other payments that may become payable by the Seller Group under each such Inbound License Agreements by reason of the use or exploitation of the Intellectual Property licensed thereunder. The rights licensed under each Inbound License Agreement shall be exercisable by the Purchaser on and after the Initial Closing to the same extent as by the Seller Group prior to the Initial Closing. No loss or expiration of any material Intellectual Property licensed to the Seller Group under any Inbound License Agreement is pending or reasonably foreseeable or, to the knowledge of the Seller Group, threatened. Except as set forth in Section 2.8(d) of the Disclosure Schedule, no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Seller Group to the Intellectual Property licensed thereunder. Section 2.8(d) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Seller Group licenses to a third party any rights under any Business Intellectual Property (collectively, the “Outbound License Agreements” and, together with the Inbound License Agreements, the “Material License Agreements”), excluding non-exclusive, end user licenses granted by the Seller Group to customers in the ordinary course of business pursuant to the agreements substantially in the Seller Group’s standard forms (which have previously been provided to Purchaser), indicating for each the title and the parties thereto. There is no outstanding or, to the Seller’s knowledge, threatened dispute or disagreement with respect to any Material License Agreement that would reasonably be expected to materially affect any of the respective rights and obligations of the parties thereunder. The assignment of the Material License Agreements to Purchaser at the Initial Closing in the manner contemplated hereby will not result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise modify any of the Seller Group’s rights or obligations under any Material License Agreement.

(e) Sufficiency of IP Assets. The Business Intellectual Property assigned to Purchaser at the Initial Closing and the Intellectual Property licensed under the Inbound License Agreements listed in Section 2.8(d) of the Disclosure Schedule collectively constitute all the Intellectual Property used in or held or held for use in, or necessary for the conduct of, the Business as it is currently conducted, excluding standard Software applications used generally in the Seller Group’s operations and that are licensed for an annual license fee of no more than $10,000 pursuant to “shrink wrap” or “click through” licenses. The Business Intellectual Property constitutes all of the Intellectual Property owned by the Seller Group that is used in the Business.

(f) No Infringement by the Seller Group or Third Parties. None of the Business Products or services sold, distributed or otherwise provided by the Seller Group prior to the Initial Closing in connection with the conduct of the Business, nor any technology or materials used, distributed or otherwise commercially exploited by the Seller Group prior to the Initial Closing in connection with the conduct of the Business, nor any other commercial activities or operations of the Seller Group relating to the conduct of the Business prior to the Initial Closing has in any material respect infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, or does infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any rights owned or controlled by any third party, including any Intellectual Property of any third party (excluding any such rights that have been determined by final order or judgment of a court of competent jurisdiction to be invalid or unenforceable). No Intellectual Property used by the Seller Group in connection with the Business (including Intellectual Property licensed from a third party) is subject to any outstanding order, judgment, decree, stipulation or agreement of which the Seller Group has received notice that restricts the use thereof by the Seller Group in connection with the Business or, in the case of any Intellectual Property licensed to others, that restricts the sale, transfer, assignment or licensing thereof by the Seller Group to any person. To the Seller’s knowledge, no third party is misappropriating, infringing, diluting or violating any Business Intellectual Property or any Intellectual Property used in the Business that is exclusively licensed to the Seller Group.

(g) Software. Except as disclosed in Section 2.8(g) of the Disclosure Schedule, all Software that is or was incorporated in any Business Products or that was or is used in the design or development of any Business Products was either (A) developed by employees of Seller Group within the scope of their employment, (B) developed by independent contractors who have expressly assigned their rights and interest therein to the Seller Group pursuant to written agreements, or (C) otherwise acquired by the Seller Group from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Seller Group. None of the Software developed by or for the Seller Group and that is used in the Business contains any Software or was developed using tools, proprietary languages, or other materials that embody Intellectual Property of any person other than the Seller Group except for any such Software or materials that the Seller Group obtained from a third party that makes such Software or materials generally available to all interested purchasers or end-users on standard commercial terms and that have licensed the Seller Group to utilize such Software or materials in the manner that they have been utilized by the Seller Group. No source code of any Software owned by or exclusively licensed to the Seller Group and used primarily in the Business has been licensed or otherwise provided to another person other than an escrow agent with which such Software was deposited pursuant to the terms of a source code escrow agreement in customary form, and the Seller Group has taken reasonable steps to protect all such source code as a Trade Secret of the Seller Group, excluding any such source code that, prior to its publication or unrestricted disclosure to a third party, the Seller Group determined in its reasonable business judgment not to continue to protect as a Trade Secret. Except as disclosed in Section 2.8(g) of the Disclosure Schedule, none of the Business Products, in whole or in part, incorporates or is distributed with any Open Source Software. None of the Software incorporated in any of the Business Products (including any proprietary Software developed by the Seller Group without the use of any Open Source Software), by reason of the manner in which such Software is linked or otherwise integrated with any Open Source Software, is, in whole or in part, subject to the terms of any license under which such Open Source Software was made available. The Seller Group has taken commercially reasonable steps to ensure that all Software used by the Seller Group in connection with the Business is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, Software, databases and embedded control systems) of the Seller Group. The Seller Group has taken commercially reasonable steps to safeguard such systems and restrict unauthorized access thereto. The Seller Group has taken all actions customary in its industry for a company of a size and type similar to the Seller Group to document the Seller Group’s proprietary Software (including the source code and related documentation) that is used in the Business and its operation such that such proprietary Software (including the source code and related documentation) has been written in professional manner. No royalties, fees, honoraria or other payments are payable by the Seller Group to any person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Software used in the Business.

(h) Performance of Existing Software Products. Each of the Business Products that contain Software currently perform, in all material respects, free of bugs or programming errors that materially adversely affect the functionality of such Business Products, the functions described in any agreed specifications or end user documentation provided to customers of the Seller Group.

(i) Transfers. The Seller Group has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material to the Business and the Business Products. Upon the Initial Closing, Purchaser shall succeed to all of the Intellectual Property rights necessary for the conduct of the Business as it is currently and proposed to be conducted and all of such rights shall be exercisable by Purchaser to the same extent as by the Seller Group prior to the Initial Closing.

(j) Restrictions on Employees. To the knowledge of the Seller and except as set forth in Section 2.8(j) of the Disclosure Schedule, no employee or independent contractor of the Seller Group who is employed in connection with the Business is obligated under any agreement, or subject to any judgment, decree or order of any court or administrative agency, or any other legal restriction, that materially interferes with such employee or contractor carrying out his or her duties for the Seller Group or that would conflict with the Business as presently conducted. Except as set forth in Section 2.8(j) of the Disclosure Schedule, to the knowledge of the Seller, the Seller Group is not utilizing, nor will it be necessary to utilize in connection with the Business for making the Business Products, any inventions of any employees of the Seller Group (or persons the Seller Group currently intends to hire), or any confidential information (including Trade Secrets) of another person to which such employees were exposed, prior to their employment by the Seller Group. To the Seller’s knowledge, at no time during the conception of or reduction to practice of any Business Intellectual Property used in the Business owned or developed by the Seller Group was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could materially adversely affect the Seller Group’s rights in such Intellectual Property.

2.9 Contracts.

(a) Section 2.9(a) of the Disclosure Schedule lists all of the contracts, agreements and instruments that are material to the Business as presently conducted

(collectively, the “Material Contracts”), including the following, in each case only to the extent related to the Business:

(i) each Contract that requires the payment or incurrence of Liabilities in excess of $100,000 per annum, or the sale of products (other than purchase and sale orders) or rendering of services, by any member of the Seller Group, subsequent to the date of this Agreement;

(ii) all Contracts relating to, or evidences of, or guarantees of, or providing security for, Debt or the deferred purchase price of property, in each case, involving Liabilities in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset);

(iii) all license, sale, distribution, sales representative, commission, marketing, agent, franchise, technical assistance or similar Contracts relating to or providing for the marketing and/or sale of products to which any member of the Seller Group is a party or otherwise is bound;

(iv) all forms of standard Contracts, purchase orders and warranty agreements used by the Seller Group in the conduct of the Business;

(v) all acquisition, disposition, partnership, joint venture and any other similar Contracts entered into by any member of the Seller Group since January 1, 2004;

(vi) each Contract relating to capital or operating Leases obligating a member of the Seller Group to make lease payments in excess of $25,000 annually or Leases for real property;

(vii) each Company Plan or employment agreement or agreement to pay or provide any special bonus or special remuneration or fringe benefits, in each case affecting any Contemplated Transferred Employee or independent contractor whose engagement by the Seller is principally related to the Business, excluding any such plan or agreement terminable on less than 30 days notice without penalty (other than the payment of severance benefits in accordance with the Seller Group’s policies);

(viii) each Contract relating to the purchase of raw materials required to be purchased by any member of the Seller Group with a stated purchase of more than $25,000 in the aggregate;

(ix) each Contract restricting in any material respect the ability of any member of the Seller Group to compete in the Business in any jurisdiction or with any person; and

(x) each Contract relating to Intellectual Property, including license agreements, development agreements, distribution agreements and works for hire.

No party to any such Material Contract has asserted to the Seller or Interconnect in writing that the Seller Group (including, for such purpose, any other Affiliate of the Seller that is party thereto) is in default in any material respect of any Material Contract that is included in the Acquired Assets (the “Included Material Contracts”), and there exists no default or event of default or event, occurrence, condition or act with respect to Interconnect or the Seller (including, for such purpose, any other Affiliate of the Seller that is party thereto) or, to the knowledge of the Seller, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a material default or material event of default under any Included Material Contract.

(b) The Seller has made true and correct copies of all such Included Material Contracts available to the Purchaser. Each Included Material Contract is in full force and effect and is a legal, valid and binding obligation of any member of the Seller Group party thereto, as the case may be, and each other party thereto, enforceable against each party in accordance with its terms, except (i) as rights to indemnity thereunder may be limited by Applicable Laws or the public policies embodied therein, (ii) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. All the Included Material Contracts have been entered into on an arms-length basis.

(c) Schedule 2.9(c) lists all necessary consents, waivers and approvals of all Governmental Entities and all parties to any Assumed Contract as are required in connection with the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby in order to avoid any breach or default thereunder or the loss of any material rights thereunder, or to avoid the creation of any right to accelerate, terminate, modify or cancel any Assumed Contracts including all such consents, approvals or waivers necessary to validly transfer and assign the Acquired Assets and all Assumed Contracts to Purchaser (the “Requisite Consents”).

(d) The Seller Group has obtained all necessary approvals, registrations and filings of all Governmental Entities in China as are required in connection with the effectiveness and enforceability of the Assumed Contracts.

2.10 Legal Proceedings. Other than with respect to Tax, Intellectual Property, employee and Environmental Law matters (which are exclusively addressed in Section 2.6, Section 2.8, Section 2.11 and Section 2.12, respectively), there is no Legal Proceeding with respect to the Business pending and, to the knowledge of the Seller, no such Legal Proceeding is threatened, against Interconnect or any Affiliate of Interconnect, before any court, arbitrator, mediator or other Governmental Entity which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. Interconnect is not with respect to the Business subject to any outstanding judgment, injunction or other order or ruling of, or settlement issued or approved by, any court or other Governmental Entity. Except as set forth in Section 2.10 of the Disclosure Schedule, no Governmental Entity has at any time challenged the legal right of any member of the Seller Group to design, develop, promote, sell, license, manufacture, import, export, use, distribute or provide any of the Business Products, own or operate any of the Acquired Assets, or conduct the Business, which challenge remains outstanding as of the date hereof.

2.11 Employees. (a) There is no material employment-related Legal Proceeding currently pending, or, to the knowledge of the Seller, threatened, against Interconnect by any current or former employee of Interconnect alleging a violation or breach by Interconnect of any law, regulation or contract, including any claim relating to worker’s compensation, employee disability or similar matters, other than routine claims for benefits arising in the Ordinary Course. The representations made by the Seller in this Section 2.11 are the sole and exclusive representations and warranties made in this Agreement regarding any employee matters.

(b) Set forth in Section 2.1l(b) of the Disclosure Schedule is a complete list of each Company Plan that provides benefits to any of the Contemplated Transferred Employees.

(c) No Company Plan that provides benefits to any of the Contemplated Transferred Employees is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Seller nor any of its ERISA Affiliates has incurred any Liability under Title IV of ERISA that remains unsatisfied, and no event has occurred and no condition exists that could reasonably be expected to result in the Seller or any of its ERISA Affiliates incurring any such Liability. With respect to each Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no steps have been taken to terminate any such Company Plan and no termination of any such Company Plan or similar employee benefit plan maintained or sponsored by Seller or any of its ERISA Affiliates has occurred within the five years preceding the Initial Closing Date, and (ii) no proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such Company Plan or to appoint a trustee to administer any such Company Plan. Neither the Seller nor any of its ERISA Affiliates sponsors or has, within the past five years, sponsored, maintained, contributed to or incurred an obligation to contribute or incurred any Liability with respect to any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, (i) “Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA and (ii) “Multiple Employer Plan” means any employee benefit plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

(d) There are no collective bargaining or other labor union Contracts applicable to Contemplated Transferred Employees and no such collective bargaining agreement is being negotiated by the Seller Group. With respect to Contemplated Transferred Employees: (i) there is no material labor dispute, strike or work stoppage against the Seller pending or, to the best knowledge of the Seller, threatened involving the Business, (ii) to the best knowledge of the Seller, neither the Seller nor any Representative or employee of the Seller has committed any unfair labor practices in connection with the operation of the Business that could reasonably be expected to result in any material liability, (iii) there is no material charge or complaint against the Seller by the National Labor Relations Board or any comparable state agency pending or, to the best knowledge of the Seller, threatened in writing and relating to the operation of the Business and (iv) other than in the Ordinary Course, there are no material employment related disputes, grievances, or disciplinary actions pending or, to the best knowledge of the Seller, threatened, by or between the Seller, any Affiliate of the Seller and any Contemplated Transferred Employees.

2.12 Environmental Matters. Except as set forth in Section 2.12 of the Disclosure Schedule, and solely in respect of the Business or the Acquired Assets, (i) no written notice,

notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding, review or investigation is pending or, to the Seller’s knowledge, threatened by any person against, the Seller with respect to any matters relating to or arising out of any Environmental Law; (ii) the Seller is, and for the past seven (7) years has been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Seller of all material permits and authorizations required under applicable Environmental Laws and compliance in all material respects with the terms and conditions thereof, the Seller reasonably believes that the Seller will, without the incurrence of any material expense, timely attain and maintain compliance in all material respects with all Environmental Laws applicable to any of their current operations or properties or to any of their planned operations, and to the Seller’s knowledge there are no circumstances that would prevent or interfere with compliance in all material respects by the Purchaser with all applicable Environmental Laws after the Initial Closing Date; (iii) to the Seller’s knowledge there are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation, any disposal, release or threatened release of any Hazardous Substance on, under, in, from or about any property currently or formerly owned or operated by Seller, or otherwise related to the operations of the Business, that have resulted or would reasonably be expected to result in any Environmental Claim against the Seller, the Purchaser or the Business; (iv) the Seller has not entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or Liability under any Environmental Law; (v) the Seller has not assumed or retained by contract or otherwise any Liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law (including, but not limited to, any Liability from the disposition of any of its real property); (vi) the Seller has not exposed any employee or other person to any Hazardous Substance which has subjected or would reasonably be expected to subject the Seller to an Environmental Claim; (vii) to the Seller’s knowledge, no underground storage tanks, asbestos-containing material or polychlorinated biphenyls have ever been located on any properties currently or formerly owned, leased or operated by the Seller; (viii) the Seller has delivered to the Purchaser copies of all environmental assessments, audits, studies and other environmental reports in its possession or reasonably available to it relating to any currently or formerly owned, leased or operated properties relating to the Business or the Acquired Assets; and (ix) the Seller is not required to make any material capital or other expenditure to achieve compliance in all material respects with any Environmental Law nor to the Seller’s knowledge is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditure. The representations made by the Seller in this Section 2.12 are the sole and exclusive representations and warranties made in this Agreement by the Seller regarding Environmental Laws, Environmental Claims, Environmental Permits or any other Environmental matters.

2.13 Inventory; Accounts Receivable. (a) Except as adjusted after the date hereof for operations and transactions through the Initial Closing Date in the Ordinary Course, the Inventory of the Business included as an Acquired Asset is of a quality usable or saleable in the Ordinary Course at the Seller’s current carrying values on its Books and Records (net of any reserves) and is free and clear of any Claims other than Permitted Claims.

(b) All Accounts Receivable listed in Section 2.13 of the Disclosure Schedule arise from bona-fide transactions with customers. Section 2.13 of the Disclosure Schedule sets forth for all such Accounts Receivable the identities of the payors thereof and all relevant information regarding aging of such Accounts Receivable.

2.14 Brokers’ Fees. Except with respect to Houlihan Lokey Howard & Zukin, Interconnect is not obligated to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated under this Agreement.

2.15 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, NEITHER THE SELLER NOR INTERCONNECT MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, THE SELLER GROUP, OR ANY OF ITS OTHER ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

2.16 Interested Party Transactions. No officer, director, employee or Affiliate of the Seller has any interest in any Acquired Assets, and no such person is a party to any Contract or has any business relationship with the Seller pertaining to the Acquired Assets or the Business, except as an officer, director or employee of the Seller.

2.17 Authorizations. Section 2.17 of the Disclosure Schedule lists each material consent, license, permit, approval, grant or other authorization issued to the Seller by a Governmental Entity that governs or regulates the Seller in respect of the Business or any Business Products (i) pursuant to which the Seller currently operates or holds any interest in any of the Acquired Assets or (ii) which is required for the operation of the Business (including the design, development, manufacture, sale, promotion, export, import, distribution or provision of the Business Products) or the holding of any such interest (collectively, the “Authorizations”). Such Authorizations constitute all of the material Authorizations required to permit the Seller to operate or conduct the Business as currently conducted or to hold any interest in the Acquired Assets. The Seller has complied in all material respects with the terms and conditions of the Authorizations included in the Acquired Assets, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement, any Transaction Agreement, or the consummation of the transactions contemplated hereby or thereby.

2.18 Seller’s Compliance with Laws. The Seller is not in violation of, and has not received any notices of violation with respect to any Applicable Law in respect of the Business or the use of the Acquired Assets in connection with the Business, except as would not reasonably be expected to have a Material Adverse Effect with respect to the Business. In particular, in respect of the Business, the Seller is in compliance in all material respects with all export controls and regulations. In respect of the Business, the Seller has not received any communication during the past three years from any Governmental Entity that alleges that it is or was not in compliance with any Applicable Law.

2.19 Warranties and Indemnities. There are no material warranty or indemnity claims pending or, to the Seller’s knowledge, threatened against Seller arising from the Business. Section 2.19 of the Disclosure Schedule sets forth:

(a) a list of all forms of written warranties, guarantees and written warranty policies of the Seller covering the Business Products which currently are in effect or applicable to Business Products previously sold (the “Warranty Obligations”), and the duration of each such Warranty Obligation; and

(b) each material dispute that is pending or, to the knowledge of Seller, threatened under the Warranty Obligations.

True and correct copies of the Warranty Obligations have been delivered to Purchaser prior to the execution of this Agreement. There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Seller in respect of the Business are not authorized to undertake warranty, guarantee and or similar obligations to any customer or other person in excess of such Warranty Obligations. During the twelve (12) month period ending December 31, 2005, the Seller Group has not incurred expenses (including labor costs) in excess of $130,000 to satisfy Warranty Obligations or to address product returns, replacements, repairs or recalls. Since January 1, 2005, there has not been, occurred or arisen in respect of the Business any material design failures, design defects, general product failures or product recalls.

2.20 Insurance. Section 2.20 of the Disclosure Schedule sets forth a complete and correct list of all insurance policies currently in force insuring against casualty to assets comprising the Acquired Assets (the “Insurance Policies”). Section 2.20 of the Disclosure Schedule also sets forth for each such Insurance Policy the type of coverage, the name of the insureds, the insurer, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. There is no material claim pending under any such policies as to which coverage has been questioned, denied, disputed or paid subject to any reservation of rights by the underwriters thereof. The Seller has no knowledge of any threatened termination of any of such policies.

2.21 Customers and Suppliers. Section 2.21 of the Disclosure Schedule sets forth a list (by name) of all the customers that generated sales with respect to the Business in excess of Seventy-Five Thousand Dollars ($75,000) during the twelve (12) month period ended September 30, 2005, and the ten (10) largest suppliers providing goods and services to, Seller in connection with the Business, for the twelve (12) month period ended September 30, 2005, together with the approximate dollar amounts of the goods or services provided to or by such persons during each such period. To the Seller’s knowledge, each of the Seller’s relationships with the customers and suppliers set forth in Section 2.21 of the Disclosure Schedule is on satisfactory terms, and, except as set forth in Section 2.21 of the Disclosure Schedule, no customer set forth in Section 2.21 of the Disclosure Schedule that generated sales in excess of Seventy-Five Thousand Dollars ($75,000) during the twelve (12) month period ended September 30, 2005 and no supplier set forth in Section 2.21 of the Disclosure Schedule has provided Seller with any notice of its intent to reduce the Seller Group’s market share of its business in the future or to discontinue doing business with the Seller in respect of the Business.

There have been no billing disputes between Seller and any such customer or supplier set forth in Section 2.21 of Disclosure Schedule in respect of the Business involving an amount greater than Fifty Thousand Dollars ($50,000) during the twelve (12) months prior to the date of this Agreement.

2.22 Shared Assets and Services.

(a) The categories of assets and services set forth in Section 2.22(a) of the Disclosure Schedule cover all (i) assets (tangible and intangible, whether Acquired Assets or otherwise), Contracts, properties, and rights of Seller used or held for use in the Business that are used by both the Business and other businesses or operations of the Seller or its Affiliates and (ii) services (A) provided by Seller or its Affiliates to the Business or (B) provided by third parties to the Business that are also used in or held for use in other businesses or operations of the Seller or its Affiliates.

(b) Except as set forth in Section 2.22(b) of the Disclosure Schedule, the Acquired Assets, the Shared Contracts and the services provided under the Transition Services Agreement constitute all of the assets (tangible and intangible), Contracts, properties, services and rights of any nature whatsoever, necessary for the conduct of the Business as currently conducted.

2.23 Bribes. None of Seller or any of its respective officers, directors or employees have made, with respect to the Seller’s conduct of the Business (a) any illegal bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Seller, (b) payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or (c) illegal payments from corporate funds to obtain or retain business.

2.24 Representations Complete. None of the representations or warranties made by Seller (taken together with the Disclosure Schedule) in this Agreement or any Transaction Agreement, and none of the statements of Seller regarding Seller made in any schedule or certificate required to be furnished by Seller pursuant to this Agreement or any Transaction Agreement contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein (to the extent such statements are of, by or regarding the Seller) not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER WITH

RESPECT TO ITSELF

The Seller represents and warrants to the Purchaser that the statements contained in this Article 3 are true and complete as of the date of this Agreement.

3.1 Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to carry on its business as now conducted.

3.2 Authorization. The Seller has, or before the Initial Closing will have, all corporate power and authority it requires to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party. The Seller has duly and validly executed and delivered this Agreement and, on or before the Initial Closing, will have duly and validly executed and delivered the other Transaction Agreements to which it is a party. Assuming the due authorization, execution and delivery of the Transaction Agreements by the Purchaser, this Agreement is, and at the Initial Closing each other Transaction Agreement will be, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 No Conflict. The execution, delivery and performance by the Seller of the Transaction Agreements to which it is party and the consummation by the Seller of the transactions contemplated under this Agreement do not (a) conflict with or violate any provision of the Seller’s articles of incorporation or bylaws, each as amended to date, (b) require the Seller to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach or default under, create in any person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any agreement or instrument to which the Seller is a party that is currently listed as an exhibit to the Seller’s most recent Form 10-K filed with the Securities and Exchange Commission (the “SEC”) or as an exhibit to any other report filed with the SEC pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, after the filing of such Form 10-K, or (d) violate any law, order, writ, or injunction applicable to the Seller or any of its assets, except in the case of clauses (b)-(d), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Litigation. There is no Legal Proceeding pending or, to the Seller’s knowledge, threatened, against the Seller that questions or challenges the validity of this Agreement or the ability of the Seller to consummate any of the transactions contemplated under this Agreement.

3.5 Brokers’ Fees. Except with respect to Houlihan Lokey Howard & Zukin, the Seller is not obligated to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated under this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller Group that the statements contained in this Article 4 are true and complete as of the date of this Agreement.

4.1 Organization and Good Standing. The Purchaser is a Business Entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now conducted.

4.2 Authorization of Transaction. The Purchaser has, or before the Initial Closing will have, all corporate power and corporate authority it requires to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party. The Purchaser has duly and validly executed and delivered this Agreement and, on or before the Initial Closing, the Purchaser will have duly and validly executed and delivered the other Transaction Agreements to which it is a party. Assuming the due authorization, execution and delivery of the Transaction Agreements by the Seller Group, this Agreement is, and at the Initial Closing each other Transaction Agreement will be, a valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. The execution, delivery and performance by the Purchaser of the Transaction Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated under this Agreement do not (a) conflict with or violate any provision of the Purchaser’s articles of incorporation, bylaws or other constituent documents, each as amended to date, (b) require the Purchaser to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach or default under, create in any person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any material agreement or instrument to which the Purchaser is a party, in any case with or without notice or lapse of time or both, or (d) violate any law, order, writ, injunction, or decree applicable to the Purchaser, except in the case of clauses (b)-(d), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.4 Litigation. There is no Legal Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that questions or challenges the validity of this Agreement or the ability of the Purchaser to consummate any of the transactions contemplated under this Agreement.

4.5 Brokers’ Fees. The Purchaser is not obligated to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated under this Agreement.

4.6 Adequacy of Funds. The Purchaser has adequate financial resources to satisfy its monetary and other obligations under this Agreement, including the obligation to pay the Purchase Price at the Initial Closing.

4.7 Limited Representations. Except as expressly provided in this Agreement and the Transaction Agreements, neither the Seller, Interconnect nor any of their Affiliates makes any express or implied representation or warranty with respect to the Business, the Acquired Assets or the Seller Group or otherwise or with respect to any other written or oral information provided by the Seller, Interconnect or their Affiliates or Representatives, including as to merchantability or fitness for any particular purpose. Except as expressly set forth in this Agreement and the Transaction Agreements, the Purchaser has not relied upon any representations or other information made or supplied by or on behalf of the Seller, Interconnect or by any of their Affiliates or Representatives, including any information made available in certain “data rooms,” information provided by management of the Business, information in the Management Presentation dated November 2005 or in any other materials provided by the Seller, Interconnect or by any of their Affiliates or Representatives or in discussions with any of the foregoing.

ARTICLE 5

CERTAIN COVENANTS

5.1 Covenants of the Seller Group.

(a) Conduct of Business. Except as otherwise required or contemplated by this Agreement, during the period from the date of this Agreement to the Initial Closing Date, each member of the Seller Group shall (and Seller shall cause K&S Suzhou to) conduct the Business in the Ordinary Course and shall (and Seller shall cause K&S Suzhou to) use Best Efforts to preserve intact the Acquired Assets (normal wear and tear, and damage by fire, casualty or condemnation excepted), and shall use Best Efforts to preserve intact its current relationships with the customers, suppliers, distributors, employees and other persons with which the Business has significant business relationships. Without limiting the generality of the foregoing and except as required or contemplated by this Agreement or any other Transaction Agreement, before the Initial Closing Date, the Seller Group shall not (and Seller shall cause K&S Suzhou not to) take any of the following actions in relation to the Business, without the written consent of the Purchaser; provided that, (x) prior to the Initial Termination Date, such consent may not be unreasonably withheld, conditioned or delayed and (y) after the Initial Termination Date, such consent may be withheld, conditioned or delayed by Purchaser in its sole discretion.

(i) other than in the Ordinary Course or in connection with the performance or consummation of the transactions contemplated under this Agreement, voluntarily incur any Liability that would be an Assumed Liability;

(ii) lease, license, sell, transfer, encumber or permit to be encumbered any Acquired Asset or other property associated with the Business, except for (A) licenses granted and products sold or otherwise disposed of in the Ordinary Course, and (B) cash applied in payment of Liabilities in the Ordinary Course;

(iii) waive or release any material right or claim that would otherwise be an Acquired Asset, except in the Ordinary Course;

(iv) enter into any Contract that relates to the Business, other than (A) purchase and sale orders and other agreements with customers, vendors and suppliers entered into in the Ordinary Course and (B) any Contract that the Purchaser approves of in writing;

(v) amend or voluntarily terminate any of the Contracts included in the Acquired Assets, including the Included Material Contracts and Leases for real property, other than in the Ordinary Course;

(vi) dismiss any Contemplated Transferred Employee (other than for cause) or change the remuneration or terms of employment of any Contemplated Transferred Employee or create or increase the scope of any Seller employee benefit plan with respect to any Contemplated Transferred Employee other than (A) as required by law or (B) as required by the existing terms of any Seller employee benefit plan (provided that such change is generally applicable to all employees of the Seller Group);

(vii) employ, other than in the Ordinary Course, any additional employees in the Business other than the Active Employees;

(viii) take any action that would reasonably be expected to cause a Material Adverse Change;

(ix) enter into any agreement or amend any agreement with any Governmental Agency (except vendor and customer agreements entered into in the Ordinary Course and except with respect to Taxes of the Seller that would have no adverse impact on the Purchaser or its Affiliates);

(x) commence or settle any litigation, action or proceeding or, in connection therewith, admit Liability for or agree to pay any Losses in connection therewith (except in a circumstance that would have no adverse impact on Purchaser or its Affiliates);

(xi) establish, or increase the amount payable to any Contemplated Transferred Employee under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan covering Contemplated Transferred Employees or otherwise increase the compensation payable or to become payable to any Contemplated Transferred Employee other than (A) as required by law or (B) as required by the existing terms of any Seller employee benefit plan (provided that such change is generally applicable to all employees of the Seller Group);

(xii) enter into any employment agreement, adopt or enter into any collective bargaining agreement covering any Contemplated Transferred Employees or, grant or amend any existing Employee Contract to provide severance or termination pay, or provide such pay, to any Contemplated Transferred Employees, except payments required to be made pursuant to agreements, plans and policies outstanding on the date hereof and as disclosed in the Disclosure Schedule, or adopt any new severance, termination, indemnification or other agreement with respect to any Contemplated Transferred Employee, the benefits of which are contingent upon the occurrence of a transaction, including the transactions contemplated hereby or by the Transaction Agreements;

(xiii) enter into any material strategic alliance or joint marketing Contract; or

(xiv) agree to do any of the things described in the preceding clauses (i) through (xi) of this Section 5.1(a), or any other action that (A) would cause any of the representations and warranties set forth in Article 2 or Article 3 to be breached or become untrue, (B) would reasonably be expected to cause a Material Adverse Effect or (C) would reasonably be expected to prevent the Seller from performing or cause the Seller not to perform its covenants or obligations hereunder or under any Transaction Agreement.

(b) Access To Information.

(i) Until the Initial Closing, the Seller shall allow the Purchaser and its Representatives, at the Purchaser’s sole expense, access upon reasonable notice and during normal working hours to (i) such materials and information about the Business as the Purchaser may reasonably request, and (ii) specified members of management of the Business as the parties may reasonably agree. Notwithstanding the foregoing clause (ii), the Purchaser expressly acknowledges and agrees that except and then only to the extent expressly provided in Section 5.8 it shall not, and shall cause its Affiliates and Representatives to not, contact or otherwise communicate with, either orally or in writing, any employee, officer, director, customer or supplier of the Business without the prior written consent of the Seller. Until the Initial Closing, the Seller shall cause its and Interconnect’s and K&S Suzhou’s accountants, at the Purchaser’s sole expense, to cooperate with the reasonable requests of the Purchaser and its Representatives in making available the financial information and Tax information of the Business.

(ii) From and after the Initial Closing Date, in connection with any reasonable business purpose with respect to the Acquired Assets or the Assumed Liabilities, upon reasonable prior notice, and except as reasonably necessary to ensure compliance with any applicable laws, privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Seller Group shall, and shall cause its respective Representatives to, (A) afford the Representatives of the Purchaser reasonable access, during normal business hours, to the books and records (to the extent not included in the Books and Records) of the Seller and its Affiliates in respect of the Acquired Assets and the Assumed Liabilities, (B) furnish to the Representatives of the Purchaser such additional financial and other information regarding the Business, the Acquired Assets and the Assumed Liabilities as the Purchaser or its Representatives may from time to time reasonably request and (C) make reasonably available to the Representatives of the Purchaser the employees of the Seller and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence is reasonably necessary to assist the Purchaser in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes. Such investigation shall not unreasonably interfere with the business or operations of the Seller or any of its Affiliates, and the auditors and accountants of the Seller or its Affiliates shall not be obligated to make any work papers available to any person unless and until such person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iii) From and after the Initial Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of the Seller Group under any of the Transaction Agreements, upon reasonable prior notice, and except as reasonably necessary to ensure compliance with any applicable laws, privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Purchaser shall, and shall cause its Affiliates and its Representatives to, (i) afford the Representatives of the Seller Group and their Affiliates reasonable access, during normal business hours, to the Books and Records, (ii) furnish to the Representatives of the Seller Group and their Affiliates such additional financial and other information regarding the Business, the Acquired Assets and the Assumed Liabilities as the Seller Group or their Representatives may from time to time reasonably request and (iii) make available to the Representatives of the Seller Group and their Affiliates the employees of the Purchaser and its Affiliates in respect of the Business, the Acquired Assets and the Assumed Liabilities whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Seller Group in connection with their inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes. Such investigation shall not unreasonably interfere with the business or operations of the Purchaser or any of its Affiliates, and the auditors and accountants of the Purchaser or its Affiliates shall not be obligated to make any work papers available to any person unless and until such person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iv) Notwithstanding anything in this Agreement to the contrary, the Seller Group shall not be required, before the Initial Closing, to disclose, or cause to be disclosed, to the Purchaser or its Affiliates or Representatives (or provide access to any offices, properties, books or records of the Seller Group or any of their Affiliates that could result in the disclosure to such persons or others) any information relating to employee data and records, any information with respect to Tax Returns as provided in Article 9 or any other information to the extent disclosure of such information is not permitted by law or any agreement to which any member of the Seller Group is a party, nor shall the Seller Group be required to permit or cause others to permit the Purchaser or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the Seller Group or any of their Affiliates any documents, drawings or other materials that might reveal any such confidential information.

5.2 Mutual Covenants.

(a) Confidentiality.

(i) No party hereto shall issue any press release or make any other public announcement or disclosure relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, except that each of the Seller and the Purchaser reserves the right, without the other party’s prior consent, to make any disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the disclosing party agrees to use reasonable efforts to advise the other party before making the disclosure).

(ii) Each party shall continue to abide by that certain confidentiality letter agreement dated as of September 29, 2005 (the “Nondisclosure Agreement”), by and between the Seller and Investcorp International Inc., the terms of which are incorporated by reference in this Agreement, and which terms shall survive until the Initial Closing, at which time the Nondisclosure Agreement shall terminate; provided, however, that the Purchaser’s obligations shall terminate only in respect of that portion of the Evaluation Material (as such term is defined in the Nondisclosure Agreement) exclusively relating to the Business that is the subject of the transactions contemplated under this Agreement; and provided, further, that if this Agreement is, for any reason, terminated before the Initial Closing, the Nondisclosure Agreement shall continue in full force and effect. Except as contemplated by subsection (i), the existence of this Agreement and the terms hereof shall be deemed “Evaluation Material” for purposes of the Nondisclosure Agreement.

(iii) For the avoidance of doubt, nothing in this Section 5.2(a) shall prohibit the Purchaser from disclosing information relating to this Agreement to any of its Representatives, provided that such persons are subject to nondisclosure obligations in favor of the Purchaser that are no less favorable to the Seller than the Nondisclosure Agreement, and which the Purchaser shall enforce to the fullest extent.

(b) Regulatory Filings; Consents. Subject to the terms and conditions of this Agreement, the parties shall use their respective Best Efforts to (i) make all necessary and appropriate filings with all applicable Governmental Entities and obtain all required approvals and clearances with respect thereto, (ii) obtain all consents, waivers, approvals, authorizations and orders required of all other persons in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement, and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated under this Agreement as promptly as practicable.

(c) Satisfaction of Conditions Precedent. Each party shall use its respective Best Efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 6, and the parties shall use their respective Best Efforts to cause the transactions contemplated under this Agreement to be consummated. In connection with the foregoing, the Seller Group and the Purchaser agree to negotiate in good faith between the date hereof and the Initial Closing with respect to the definitive terms and provisions of the Transaction Agreements.

(d) Further Assurances. Before and after the Initial Closing and the China Closing, as applicable, each party shall cooperate fully with the other parties, shall execute such further instruments, documents and agreements and shall give such further written assurances, as may be reasonably requested by any other party to evidence the transactions contemplated under this Agreement and to carry into effect the intents and purposes of this Agreement.

(e) Third Party Consents. Notwithstanding any other provision of this Agreement, this Agreement does not effect an assignment of any Contract, instrument or other right otherwise included in the Acquired Assets, which prohibits any assignment otherwise contemplated by this Agreement and for which the Seller has not obtained a required consent to assignment or given a required notice as of the Initial Closing. As to any of those agreements so designated in writing by the Purchaser and listed on Schedule 5.2(e) of this Agreement, the Seller shall use its Best Efforts to obtain any required consent(s) promptly after the Initial Closing. If (i) any such required consent is not obtained with respect to any such Assumed Contract and (ii) notwithstanding the provisions of Section 6.2(g), the Purchaser shall elect to consummate the Initial Closing, the Seller and the Purchaser shall cooperate in an arrangement reasonably satisfactory to the Purchaser and the Seller under which the Purchaser would obtain, to the extent practicable, the claims, rights and benefits arising under such Assumed Contract and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to the Purchaser, or under which the Seller would enforce for the benefit and at the expense of the Purchaser, with the Purchaser assuming the Seller’s obligations, any and all claims, rights and benefits of the Seller against a third party thereto. The Seller will promptly pay to the Purchaser when received all moneys received by the Seller under any Assumed Contract or any claim, right or benefit arising thereunder not transferred to the Purchaser pursuant to this Section 5.2.

5.3 Preservation of Books and Records.

(a) The Purchaser shall preserve and keep, or cause to be preserved and kept, all Books and Records in respect of the Business for the longer of (i) any applicable statute of limitations, (ii) any specified period of time required under any Included Material Contract to keep or preserve such Included Material Contract and the books and records relating thereto and (iii) a period of ten years from the Initial Closing Date. After such ten year or longer period, before the Purchaser or any Affiliate shall dispose of any of such Books and Records, the Purchaser shall give not less than 90 days’ prior written notice of such intention to dispose to the Seller, and the Seller shall be given the opportunity, at its cost and expense, to remove and retain all or any part of such Books and Records as it may elect.

(b) The Seller shall preserve and keep, or cause to be preserved and kept, all books and records in respect of the Business (which are not included in the Acquired Assets) for the longer of (i) any applicable statute of limitations, (ii) any specified period of time required under any Included Material Contract to keep or preserve such Included Material Contract and the books and records relating thereto and (iii) a period of ten years from the Initial Closing Date. After such ten year or longer period, before the Seller or any Affiliate shall dispose of any of such books and records, the Seller shall give not less than 90 days’ prior written notice of such intention to dispose to the Purchaser, and the Purchaser shall be given the opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect.

5.4 Federal Tax Identification Numbers. Each of the Purchaser and the Seller shall furnish to the other at the Initial Closing their respective federal tax identification numbers and such other numbers or certificates reasonably requested by the other to file any Tax Return.

5.5 Release of Assumed Liabilities. The Purchaser shall cooperate with the reasonable requests of the Seller Group after the Initial Closing to the extent the Seller Group and its Affiliates seek to be relieved of any of the Assumed Liabilities that are not released or otherwise discharged before the Initial Closing.

5.6 Notification of Certain Matters. Each party shall give notice to the other promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any condition set forth in Article 6 to be unsatisfied at the Initial Closing Date and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. On or before the Initial Closing Date, the Seller shall provide in writing to the Purchaser (i) an updated Section 2.9(a) of the Disclosure Schedule that includes any and all Contracts entered into by the Seller Group between the date hereof and the Initial Closing Date in compliance with the terms of Section 5.1(a)(iv) that relate exclusively to the Business and (ii) an updated Section 5.10 of the Disclosure Schedule that includes any and all Shared Contracts entered into by the Seller Group between the date hereof and the Initial Closing Date in compliance with the terms of Section 5.1(a)(iv).

5.7 Covenants Associated with Transfer of Chinese Assets. Each of the Seller and the Purchaser shall cause their respective Affiliates organized under the laws of China to effect the transactions contemplated by the China Agreement (which, in the case of the Seller, shall be K&S Suzhou, and in the case of the Purchaser, shall be a newly organized Affiliate) to take all necessary actions to obtain all requisite approvals and registrations of the Government Entities in China for the consummation of the transactions contemplated by the China Agreement. The Seller shall cause K&S Suzhou to enter into the China Agreement, and the Purchaser shall cause such Affiliate organized under the laws of China to enter into the China Agreement.

5.8 No Solicitation. Until the earlier of the Initial Closing Date and the date this Agreement is terminated pursuant to Article 7 hereof, the Seller Group will not nor will the Seller Group permit any of the officers, directors, managers, shareholders, members, agents, representatives or Affiliates of any member of the Seller Group (any of the foregoing, a “Sellers Representative”) to directly or indirectly, take any of the following actions:

(a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with, provide information to or engage in negotiations with, any person other than Purchaser or its Representatives relating to any possible acquisition of the Business or any portion thereof (but excluding any such acquisition to the extent relating exclusively to the wafer test business of the Seller) (the foregoing, a “Competing Transaction”);

(b) provide information with respect to the Business or the Business Products to any Person known by the Seller to be considering a Competing Transaction, other than Purchaser and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person with regard to, any Competing Transaction;

(c) enter into an agreement with person, other than Purchaser and its designees, providing for any Competing Transaction; or

(d) make or authorize any statement, recommendation or solicitation in support of any Competing Transaction.

The taking of any action described in clauses (a) through (d) above by any member of the Seller’s Group or Sellers Representative shall be deemed a material breach by the Seller Group of this Agreement. The Seller Group shall immediately cease and cause to be terminated or cause each member of the Seller Group or Sellers Representative to cease and cause to be terminated any such contacts or negotiations with third parties relating to any Competing Transaction.

5.9 Key Customers. The Purchaser shall have the right to contact and/or meet with those customers of the Business identified on Section 5.9 of the Disclosure Schedule for the sole purpose of introducing the Purchaser to such customers and determining, if possible, such customers’ intentions with respect to future business with the Purchaser; provided that all communications with such customers shall be directed only to the persons identified on Section 5.9 of the Disclosure Schedule (or to such other persons as such persons may direct), and the Purchaser shall have no right to contact any such person without the participation of a representative of the Seller; and further provided that all such meetings and contacts shall take place on or before February 7, 2006 (such date, subject to extensions mutually agreed to by the Purchaser and Seller, the “Initial Termination Date”). The Purchaser shall have no right to meet or contact any customer of the Business after the Initial Termination Date without the Seller’s prior written consent. On or before the Initial Termination Date, the Purchaser shall have the right in its sole absolute discretion to terminate this Agreement upon notice to the Seller pursuant to Section 7.1(e) if, as a result of such meetings and contacts, the Purchaser is not satisfied in its sole discretion with respect to such customers’ intentions regarding future business with the Purchaser, provided that this right of termination must be exercised, if at all, on or before the Initial Termination Date, and otherwise the Purchaser shall waive all rights of termination pursuant to this Section 5.9. The Seller shall cooperate with the Purchaser’s contacts and meetings with customers pursuant to this Section 5.9.

5.10 Certain Covenants Related to Shared Contracts. The Seller and the Purchaser acknowledge that the contracts and arrangements that are listed or described on Section 5.10 of the Disclosure Schedule shall not be included in the Acquired Assets and shall not be assigned by the Seller to the Purchaser (such contracts and arrangements are referred to herein as the “Shared Contracts”). At the Purchaser’s request, with respect to any Shared Contract, the Seller shall cooperate with the Purchaser in any reasonable manner in connection with the Purchaser’s efforts to obtain the agreement of the other party or parties to any Shared Contract to enter into a separate agreement with the Purchaser with respect to the matters covered by such Shared Contract as they relate to the Business; provided, however, that such cooperation shall not include any requirement of the Seller to expend money or offer or grant any accommodation (financial or otherwise) to any third party. With respect to any Shared Contract with respect to which the Seller and the Purchaser are unable to obtain a separate agreement between the Purchaser and the other party or parties, the Purchaser shall have the right to require that the Seller perform any such Shared Contract to the extent it relates to the Business, as agent for and for the account of the Purchaser, for the remaining term of such contract; provided that the Purchaser shall reimburse the Seller for any and all costs, expenses, Losses and Liabilities incurred by the Seller in connection with taking such action. Without limiting the foregoing, with respect to any Shared Contract that involves the sale of Business Products to a customer of the Business, until the earlier of (x) such time as the Seller ceases to operate the Business on behalf of the Purchaser in China pursuant to the Transition Services Agreement and/or the China Agreement and (y) such time as the Purchaser is able to obtain a separate agreement between the Purchaser and the customer, the Seller shall continue to supply Business Products to the applicable customer in response to purchase orders received from the customer under the Shared Contract, as agent for and for the account of the Purchaser, and the Purchaser shall reimburse the Seller for any and all costs, expenses and Losses incurred by the Seller in connection with the provision of Business Products by the Seller in response to such purchase orders.

5.11 Maintenance of Insurance Policies.

(a) On and after the date hereof (including after the Initial Closing Date), the Seller shall not unreasonably take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the Acquired Assets or the Business. Notwithstanding the foregoing, the Seller shall not have any obligation to make any monetary payment to maintain the effectiveness of any such insurance policy after the Initial Closing Date.

(b) The Seller shall take or cause to be taken all reasonable actions within its power to cause the Purchaser to be the direct or indirect beneficiary of, or otherwise gain the benefit of, any occurrence-based insurance policies applicable to the Acquired Assets or the Business (“Occurrence Insurance Policies”), including that the Seller shall, to the extent permissible by Applicable Law and the terms of such Insurance Policies, take all reasonable actions (but without any additional costs and expenses) necessary to (i) assign to the Purchaser the Seller’s rights to recovery under the Insurance Policies with respect to any claims asserted against the Purchaser in connection with occurrences arising prior to the Initial Closing Date, subject to the provisions of this Section 5.11, and (ii) with respect to any such Occurrence Insurance Policy that is not assignable to the Purchaser as provided herein, (A) retain and maintain, including after the Initial Closing Date, such Insurance Policy as it applies to occurrences prior to the Initial Closing Date, (B) from time to time and at the Purchaser’s request, the submit claims and aggressively pursue the benefits under such Occurrence Insurance Policy with respect to occurrences arising prior to the Initial Closing Date and (C) promptly apply any amounts recovered from any such Insurance Policy to pay such claims and any costs incurred in defending the same, and

(c) With respect to any Damages incurred by the Purchaser or the Business as a result of an action, suit, hearing, arbitration, proceeding (public or private) governmental investigation arising from or connected to the operation of the Business, the Seller or the Acquired Assets prior to the Initial Closing, or otherwise such Damages shall be deemed reduced for purposes of Article 8 to the extent that amounts are paid to the Purchaser in connection therewith from any Insurance Policy.

(d) With respect to any Damages incurred by the Seller as a result of an action, suit, hearing, arbitration, proceeding (public or private) or governmental investigation arising from or connected to the operation of the Business or the Acquired Assets prior to the Initial Closing, the Seller shall continue to be a joint beneficiary of any Insurance Policy covering such Damages.

5.12 Covenants of the Purchaser and the Seller with respect to Warranty Obligations. With respect to the products sold by the Seller as part of the Business prior to the Initial Closing, the Seller acknowledges that it is retaining as an Excluded Liability the obligation to perform warranty services and/or to satisfy the refund, return or exchange obligations under the Seller’s product warranties, copies of which are attached as Schedule 2.19 (the “Product Warranties”). To the extent the Seller is required to perform warranty services or to satisfy refund, return or exchange obligations under a Product Warranty, (a) the Purchaser agrees to perform such warranty services or satisfy such refund, return or exchange obligations under the Product Warranty and (b) the Seller agrees to pay or reimburse the Purchaser for the Purchaser’s direct costs and expenses incurred in connection with such warranty services or satisfying such refund, return, or exchange obligations, including the costs to the Purchaser of any parts (based on the Purchaser’s actual cost of manufacturing or acquiring such parts) plus freight and direct labor incurred by the Purchaser. Notwithstanding the foregoing provisions of this Section 5.12, (a) if the terms of the Product Warranty permit the Seller to provide alternative remedies or to choose a remedy in the event of a defective Product that is covered by a Product Warranty (a “Covered Defect”), then, in the event of a Covered Defect, the Purchaser will be entitled, in good faith, to provide any such alternative remedy (and to obtain reimbursement from the Seller) (provided that the Seller shall be obligated to reimburse the Purchaser for only the lesser of the repair or replacement cost), (b) if the Product Warranty permits the Seller to provide a remedy if the Seller determines a defect is due to a covered cause or words of similar effect, the Seller shall be deemed to have made such determination if a remedy is provided by the Purchaser and there is in fact a Covered Defect, and (c) except in the case of a good faith dispute, the Purchaser shall not be obligated to perform any warranty service for which the Seller is obligated to reimburse the Purchaser unless the Purchaser in good faith believes the Seller will promptly reimburse the Seller therefor. The Purchaser shall periodically invoice the Seller for its costs incurred to satisfy the foregoing obligations, together with supporting documentation thereof, and the Seller shall promptly remit such payments to the Purchaser. In connection with any reasonable business purpose with respect to the foregoing, upon reasonable prior notice, and except as reasonably necessary to ensure compliance with any applicable laws, privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Purchaser shall, and shall cause its respective Representatives to, afford the Representatives of the Seller Group reasonable access, during normal business hours, to the books and records of the Purchaser in respect of the foregoing and make reasonably available to the Representatives of the Seller Group the employees of the Purchaser and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence is reasonably necessary to assist the Seller Group in connection with its inquiries for any of the purposes referred to above. Such investigation shall not unreasonably interfere with the business or operations of the Purchaser or any of its Affiliates, and the auditors and accountants of the Purchaser or its Affiliates shall not be obligated to make any work papers available to any person unless and until such person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

5.13 Assistance in Proceedings.

(a) The Seller will reasonably cooperate with Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any claim, cause of action or proceeding involving or relating to (i) any transaction contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Initial Closing Date involving the Business.

(b) The Purchaser will reasonably cooperate with Seller and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any claim, cause of action or proceeding involving or relating to (i) any transaction contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction after the Initial Closing Date involving the Business.

5.14 Customer and Other Business Relationships. From the date hereof until the six month anniversary of the Initial Closing Date, the Seller Group will (and will cause K&S Suzhou to) cooperate with the Purchaser, at the Purchaser’s sole expense, in its efforts to continue and maintain for the benefit of the Purchaser those business relationships of the Seller Group existing prior to the Initial Closing relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and the Seller will satisfy the Excluded Liabilities in a manner that, in its reasonable judgment, is not detrimental to any of such relationships. The Seller Group will refer to the Purchaser all inquiries to the extent relating exclusively to the Business.

5.15 Collection of Accounts Receivables. For a period of ninety (90) days after the Initial Closing (the “Collection Period”), Purchaser shall use its reasonable efforts to collect any Accounts Receivable reflected on the Closing Statement as having been outstanding and payable to Seller for more than 90 days as of the Closing Date (the “Aged Receivables”). Purchaser shall be entitled to use any reasonable method it determines appropriate in its discretion with respect to its efforts to collect the Aged Receivables; provided that Purchaser shall not be required to institute any litigation or incur any expenses in connection with its collection efforts. After the expiration of the Collection Period, Purchaser shall advise Seller of those Aged Receivables that have not been collected as of the end of the Collection Period. Within ten (10) days of receipt of such advice from Purchaser, Seller shall purchase (without recourse to Purchaser) such Aged Receivables then remaining unpaid for a purchase price equal the full face amount thereof as reflected on the final Closing Statement. Upon Seller’s repurchase of any unpaid Aged Receivables pursuant to this Section 5.15, (i) Purchaser shall promptly deliver to Seller any tangible evidence of such Aged Receivables then in the possession of Purchaser and (ii) Seller shall be entitled to take any reasonable actions that it may deem necessary or appropriate in order to collect such unpaid Aged Receivables; provided, however, that Seller must first consult with Purchaser prior to instigating any formal collection proceedings or litigation in its efforts to collect such Aged Receivables.

ARTICLE 6

CONDITIONS PRECEDENT TO THE INITIAL CLOSING

6.1 Conditions to the Obligations of the Seller Group. The obligations of the Seller Group to close the transactions to be consummated as of the Initial Closing are subject to the fulfillment or satisfaction on and as of the Initial Closing of each of the following conditions (any one or more of which may be waived by the Seller, but only in a writing signed by the Seller).

(a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in Article 4 shall be accurate in all material respects as of the Initial Closing (except to the extent any such representation or warranty expressly speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date).

(b) Covenants. The Purchaser shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or before the Initial Closing Date.

(c) Authorizations. The Seller shall have received from the Purchaser written evidence that the execution, delivery and performance of the Purchaser’s obligations under this Agreement have been duly and validly approved and authorized and that all necessary corporate or organizational approvals of the Purchaser have been obtained.

(d) No Litigation. No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened by any person (other than the Purchaser or an Affiliate of the Purchaser) that in any case would (i) prevent the transactions contemplated under this Agreement, or (ii) cause the transactions contemplated under this Agreement to be rescinded.

(e) Government Approvals. All material consents and approvals of any Governmental Entity required in connection with the consummation of the transactions contemplated under this Agreement shall have been obtained.

(f) Other Transaction Agreements and Related Instruments. The Purchaser Entities shall have executed and delivered the Transaction Agreements (other than the China Sublease) to which they are parties in form and substance reasonably satisfactory to the Seller and, assuming due execution and delivery by the applicable members of the Seller Group of each such agreement, such Transaction Agreements (other than the China Sublease) shall be in full force and effect. In addition, the Purchaser Entities shall have executed and delivered to the Seller the applicable Acquired Assets Transfer Documents.

(g) Officer’s Certificate. The Purchaser shall have delivered to the Seller a certificate signed by an officer of the Purchaser to the effect that each of the conditions specified in this Agreement (insofar as Section 6.1(d) relates to Legal Proceedings involving the Purchaser) is satisfied in all respects.

(h) Employee Matters. The Purchaser shall have made offers of employment to all Contemplated Transferred Employees (other than the China Transferred Employees) pursuant to Section 10.1(b).

6.2 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to close the transactions to be consummated as of the Initial Closing are subject to the fulfillment or satisfaction on and as of the Initial Closing of each of the following conditions (any one or more of which may be waived by the Purchaser, but only in a writing signed by the Purchaser):

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Seller in Article 2 shall be accurate in all respects as of the Initial Closing (except to the extent any such representation or warranty expressly speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties shall be disregarded for purposes of this Section 6.2(a) if such inaccuracies, considered collectively, do not have a Material Adverse Effect as of the Initial Closing Date.

(ii) The representations and warranties of the Seller in Article 3 shall be accurate in all material respects as of the Initial Closing (except to the extent any such representation or warranty expressly speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date).

(b) Covenants. The Seller Group shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or before the Initial Closing Date.

(c) Authorizations. The Purchaser shall have received from the Seller Group written evidence that the execution, delivery and performance of their obligations under this Agreement have been duly and validly approved and authorized and that all necessary corporate or organizational approvals of the Seller Group have been obtained.

(d) No Litigation. No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened by any person (other than the Seller or an Affiliate of the Seller) that in any case would (i) prevent the transactions contemplated under this Agreement, or (ii) cause the transactions contemplated under this Agreement to be rescinded.

(e) Government Approvals. All material consents and approvals of any Governmental Entity required in connection with the consummation of the transactions contemplated under this Agreement must have been obtained.

(f) Other Transaction Agreements and Related Instruments. The members of the Seller Group shall have executed and delivered the Transaction Agreements (other than the China Sublease) to which they are parties in form and substance reasonably satisfactory to Purchaser and, assuming due execution and delivery by the Purchaser Entities of each such agreement to which they are parties, such Transaction Agreements (other than the China Sublease) shall be in full force and effect. In addition, the Seller Group shall have executed and delivered to the Purchaser the applicable Acquired Assets Transfer Documents.

(g) Third-Party Consents. The Purchaser shall have received the Requisite Consents identified on Schedule 6.2(g).

(h) Subleases. The Purchaser shall have received from the landlords of the facilities subject to the Subleases (other than the China Sublease) written consent to enter into the Subleases.

(i) No Material Adverse Effect. Between the date hereof and the Initial Closing Date, there shall have been no Material Adverse Effect with respect to the Business or to the Acquired Assets; and the Seller shall have delivered to the Purchaser a certificate to such effect, dated the Initial Closing Date and signed on behalf of the Seller by a duly authorized officer thereof.

(j) Officer’s Certificate. The Seller shall have delivered to the Purchaser a certificate signed by an officer of the Seller, in the form and substance reasonably satisfactory to the Purchaser, to the effect that each of the conditions specified in this Agreement (insofar as Section 6.2(d) relates to Legal Proceedings involving the Seller or Interconnect) is satisfied in all respects.

(k) Release of Liens on Acquired Assets. The Seller shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the release of all Claims (other than Permitted Claims) on any of the Acquired Assets.

6.3 China Closing. The obligations of the Seller Group and the Purchaser or Purchaser’s Affiliate organized under the laws of China to close the purchase and sale of the Acquired Assets located in China and the obligation of the Purchaser’s Affiliate organized under the laws of China to make offers of employment to all Chinese Transferred Employees are subject to the fulfillment or satisfaction on and as of the China Closing Date of each of the conditions set forth in the China Agreement. Without limiting the generality of the preceding conditions in this Article 6, each of the Purchaser and the Seller Group shall have executed, delivered and performed their respective obligations under this Agreement relating to the assets of K&S Suzhou, including that (1) such transactions shall have been duly and validly approved and authorized by all necessary corporate or other actions by the Seller Group and the Purchaser and Purchaser Entities, as the case may be, and (2) all necessary approvals and registrations of the Government Entities in China have been obtained for the transfer to the Purchaser of the Acquired Assets.

ARTICLE 7

TERMINATION OF AGREEMENT

7.1 Termination. This Agreement may be terminated at any time before the Initial Closing:

(a) By the mutual consent of the Purchaser and the Seller;

(b) By either the Purchaser or the Seller for any reason if the Initial Closing has not occurred by March 28, 2006, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing; provided, however, that a party shall not have the right to terminate this Agreement under this provision if the failure of the Initial Closing to occur is the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control);

(c) By either the Purchaser or the Seller at any time before the Initial Closing if the other party (and, in the case of the Purchaser, Interconnect) has breached any material representation, warranty or covenant contained in this Agreement in any material respect; provided, however, that the non-breaching party has notified the breaching party of the breach, and the breach is not cured in all material respects within 30 days of the notice of breach;

(d) By either the Purchaser or the Seller if any Governmental Entity has issued an order, injunction, decree or ruling or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated under this Agreement; or

(e) By the Purchaser pursuant to Section 5.9.

Any termination of this Agreement under this Section 7.1 shall be effected by the delivery of notice by the terminating party to the other party.

7.2 Effect of Termination. Upon termination of this Agreement pursuant to this Article 7, this Agreement and the rights and obligations of the parties under this Agreement shall automatically end without any Liability against any party or its Affiliates, except that nothing in this Section 7.2 shall relieve any party from Liability for the breach of any provisions of this Agreement before termination and further provided that the provisions of Section 5.2(a) [Confidentiality], this Section 7.2, Section 7.3 [Certain Effects of Termination], Section 11.1 [Governing Laws and Forum], Section 11.2 [Limitation on Liability] and Section 11.7 [Expenses] shall remain in force and survive any termination of this Agreement.

7.3 Certain Effects of Termination. If the Purchaser or the Seller terminates this Agreement pursuant to this Article 7, each party shall comply with the Nondisclosure Agreement, including the provisions regarding the return and/or destruction of any documents furnished to the other parties in connection with this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by the Seller. If the Initial Closing occurs, subject to the limitations set forth in this Article 8, the Seller shall, subject to the provisions of this Article 8, indemnify, defend and hold harmless the Purchaser and its stockholders, directors, officers, employees, agents and Affiliates (collectively, the “Purchaser Indemnitees”) from and against any and all Damages incurred or suffered by the Purchaser Indemnitees to the extent arising or resulting from the following:

(a) any breach of any representation or warranty set forth in Article 2 or Article 3;

(b) any breach of any covenant of the Seller Group set forth in this Agreement;

(c) any Excluded Liability or other Liability relating to or arising out of the operation of the Business by the Seller Group before the Initial Closing Date other than the Assumed Liabilities; and

(d) any claim of any person that the Business activities as conducted by the Seller or Interconnect at any time before the Initial Closing Date infringes or violates, or constitutes a misappropriation of, any Intellectual Property right of such person; and

(e) any claim (i) arising from or in connection with the employment of the Transferred Employees or other employees of the Seller Group through the Initial Closing (including any severance related obligations), or (ii) arising from participation by the Transferred Employees in any Company Plan, including claims arising from participation by the Transferred Employees in the Seller’s pension plan or any breach of any covenant of the Seller Group set forth in Section 10.1 or Section 10.2.

8.2 Indemnification by the Purchaser. If the Initial Closing occurs, the Purchaser shall indemnify, defend and hold harmless the Seller Group and its stockholders, directors, officers, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Damages incurred or suffered by the Seller Indemnitees to the extent arising or resulting from the following:

(a) any breach of any representation or warranty set forth in Article 4;

(b) any breach of any covenant of the Purchaser set forth in this Agreement;

(c) any Assumed Liability;

(d) any claim of any person that the Business activities as conducted by the Purchaser at any time after the Initial Closing Date infringes or violates, or constitutes a misappropriation of, any Intellectual Property right of such person, excluding any claim as to which the Seller is required to indemnify the Purchaser pursuant to Section 8.1(a) by reason of a breach of any representation or warranty set forth in Section 2.8; and

(e) the conduct of the Business by the Purchaser (or its assignees or transferees) following the Initial Closing (excluding any Excluded Liabilities and excluding any Damages arising or resulting from any Claim, event or condition, the existence of which constitutes a breach of any representation or warranty contained in Article 2 or Article 3), including any claim arising from or in connection with the employment of the Transferred Employees or any other persons after the Initial Closing Date or the China Closing Date, as applicable.

8.3 Claim Procedure.

(a) Claim Notice. A party that seeks indemnity under this Article 8 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) promptly upon becoming aware of the matters forming the basis of such claim, whether the Damages sought arise from matters solely between the parties or from third party claims described in Section 8.3(d); provided, that the failure to give such notice shall not limit the indemnification obligation of the Seller or the Purchaser hereunder except to the extent such party has been prejudiced thereby. The Claim Notice shall contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages.

(b) Response to Claim Notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either:

(i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, and the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or

(ii) dispute that the Indemnified Party is entitled to receive all of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”). If the Indemnifying Party and the Indemnified Party dispute any portion of the Claimed Amount, but nonetheless agree that a related payment will be required to be made pursuant to Article 8, the amount of such payment that the parties do not dispute shall be paid immediately.

If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 30-day period, the Indemnifying Party is deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be payable in accordance with the provisions of this Article 8.

(c) Contested Claims. If the Indemnifying Party disputes its obligation to pay all of the Claimed Amount, as soon as practicable but in no event later than 20 days after the receipt of the Objection Notice, the parties shall submit the matter to non-binding mediation by a mutually-acceptable mediator to be chosen within 20 days thereafter; provided that in the case of a third party claim under Section 8.3(d), such mediation shall not be initiated until following the resolution of such claim. Neither party may unreasonably withhold consent to the selection of the mediator. If the parties are unable to resolve the dispute relating to the Claimed Amount within 15 days after the commencement of the mediation proceedings, the parties shall submit the matter to binding arbitration in New York, NY. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “ADR Rules”). The arbitrators shall decide the issues submitted in accordance with the provisions and commercial purposes of this Agreement, provided that all substantive questions of law shall be determined under the laws of the State of New York. Discovery relating to such claims shall be conducted pursuant to the rules of the applicable Federal rules relating to discovery. The Seller, on the one hand, and the Purchaser, on the other hand, shall each designate one arbitrator within 15 days of submission to arbitration. The Seller and the Purchaser shall cause such designated arbitrators to agree mutually upon and designate a third arbitrator within 30 days of submission to arbitration. If either party fails to timely designate an arbitrator or the so-designated arbitrators fail to timely designate a third arbitrator, then the resulting vacancy shall be filled by an arbitrator appointed in accordance with the ADR Rules no later than 45 days of submission to arbitration. The Seller and the Purchaser shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto as soon as commercially practicable but in no event more than 30 days after the appointment of the last arbitrator. The arbitrators’ decision shall relate solely to whether the Indemnified Party is entitled to receive the Claimed Amount (or a portion thereof) pursuant to the applicable terms of this Article 8 and shall not provide for any Damages or remedies that would not be available in a court of competent jurisdiction located in New York hearing such matter. The costs and expenses incurred in connection with the arbitration shall be shared equally by the parties. The final decision of a majority of the arbitrators shall be furnished to the Seller and the Purchaser in writing setting forth the basis for the decision and shall constitute a conclusive determination of the issue in question, binding upon the Seller and the Purchaser, and may not be contested by either party. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators’ award. Upon receipt by the parties of the final award of the majority of the arbitrators, the Seller and the Purchaser shall thereupon take such actions as are reasonably necessary to comply with such agreement or instructions.

(d) Third Party Claims.

(i) If an Indemnified Party receives notice or otherwise learns of the assertion by a person other than a Purchaser Indemnitee or Seller Indemnitee of any claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 8, the Indemnified Party shall give prompt written notification to the Indemnifying Party (and in any case not less than 30 days thereafter or such shorter time period as may be necessary for the Indemnified Party to respond in any formal proceeding). Such notice shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damage or Liability caused by or arising out of such failure or to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense.

(ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the Indemnified Party shall be entitled to participate in the defense with counsel of its choosing and the reasonable fees and expenses of one counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed (unless any such settlement or judgment involves any admission of Liability by the Indemnified Party or the imposition of any injunction or other equitable remedy applicable to the Indemnified Party or the Business or in any way would call into question the validity of any Business Intellectual Property); provided, however, that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability and does not include any admission of Liability by the Indemnified Party or the imposition of any injunction or other equitable remedy applicable to the Indemnified party or the Business. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

8.4 Survival of Representations and Warranties and Covenants. The representations and warranties and covenants contained in this Agreement shall (i) survive the Initial Closing and any investigation at any time made by or on behalf of an Indemnified Party and (ii) expire as follows (the period through the relevant expiration date being referred to as the “Indemnification Period” in this Agreement):

(a) the representations set forth in Section 2.2 [Authorization], Section 2.6 [Tax Matters], Section 2.7(a) [Assets] and Section 2.12 [Environmental Matters] shall survive the Initial Closing until the expiration of the applicable statute of limitations (but not any extensions or tolling thereof unless the Seller has consented thereto);

(b) all other representations set forth in Articles 2, 3 and 4 shall survive the Initial Closing and expire on the 366th day following the Initial Closing Date; and

(c) all other covenants and agreements of the parties hereto shall survive the Initial Closing and expire six months following the Initial Closing Date (other than (i) the indemnification obligations under this Article 8, which shall survive indefinitely, and (ii) covenants and agreements that by their terms apply or are to be performed in whole or in part after the Initial Closing Date, which shall survive for the period provided in such covenants and agreements, if any, or until fully performed).

If an Indemnified Party delivers to an Indemnifying Party, before expiration of the Indemnification Period, a Claim Notice that the Indemnified Party reasonably expects to incur Damages as a result of a breach of a representation and warranty set forth herein, which notice shall describe such breach and Damages in reasonable detail (an “Expected Claim Notice”), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice; provided that the Purchaser is actively pursuing the resolution of such matter. If the legal proceeding with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

8.5 Limitations.

(a) Seller’s Liability.

(i) In no event shall the Seller’s Liability under this Agreement (whether under this Article 8 or otherwise) exceed twenty-five percent (25%) of the Purchase Price (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to (A) any Damages resulting from any breach of any representation or warranty set forth in Section 2.2 [Authorization], Section 2.6 [Taxes] Section 2.7(a) [Assets] and Section 2.12 [Environmental Matters] or (B) and Damages arising under Section 9.1(a) or (C) any indemnification rights under Section 8.1(c), (d) or (e). Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnitees shall not be entitled to assert any claims for indemnification under this Article 8 unless and until the aggregate Damages are in excess of two percent (2.0%) of the Purchase Price (the “Deductible”) and, in such event, only for amounts in excess of the Deductible; provided, however that the Deductible shall not apply to any indemnification rights under Section 8.1(c), (d) or (e), Section 9.1 or breaches of representations and warranties contained in Section 2.6. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be liable for any Taxes relating to the Acquired Assets as a result of the breach of any representation or warranty contained in Section 2.6 to the extent that such Taxes are for any period after the Initial Closing Date in the case of Acquired Assets other than the Acquired Assets located in China or for any period after the China Closing Date in the case of the Acquired Assets located in China.

(ii) The parties acknowledge that, except as expressly provided in Article 2 or Article 3, (A) neither the Seller nor Interconnect has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, and (B) the Purchaser is not relying and has not relied on, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

(iii) The representations, warranties, covenants and agreements made by any party to this Agreement, and the rights of any other party to this Agreement to recover for breaches thereof, shall not be affected, limited or compromised in any respect by any actual or imputed knowledge on the part of the Purchaser or its Affiliates or Representatives, or due diligence investigation or any other inquiries or investigations by such other party, regardless of the results thereof. Without limiting the effect of any other limitation contained in this Article 8, for purposes hereof, a representation or warranty of the Seller in Article 2 shall be deemed to be or to have been inaccurate even if following the date of this Agreement and before the Initial Closing, (I) the Purchaser obtained specific knowledge of the inaccuracy of such representation or warranty and (II) the Purchaser elected nonetheless to proceed with the Initial Closing.

(b) Purchaser’s Liability

(i) In no event shall the Purchaser’s Liability under this Agreement (whether under this Article 8 or otherwise) exceed the Indemnity Cap; provided, however, that the Indemnity Cap shall not apply to Assumed Liabilities or the Purchaser’s obligation to pay the Purchase Price hereunder. Notwithstanding anything to the contrary in this Agreement, the Seller Indemnitees shall not be entitled to assert any claims for indemnification under this Article 8 or Article 9 unless and until the aggregate Damages are in excess of the Deductible and, in such event, only for amounts in excess of the Deductible; provided, however that the Deductible shall not apply to Assumed Liabilities or to the Purchaser’s obligations to pay the Purchase Price.

(ii) The parties acknowledge that, except as expressly provided in Article 4, (A) the Purchaser has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, and (B) the Seller is not relying and has not relied on, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

(c) Other Benefits. The amount of any and all Damages for which indemnification is provided pursuant to this Article 8 shall be net of any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party with respect to such Damages or any of the circumstances giving rise thereto.

8.6 Exclusive Remedy. Except for the remedy of specific performance, each of the Seller, Interconnect and the Purchaser acknowledge and agree that, following the Initial Closing, the indemnification provisions of Sections 8.1 and 8.2 shall, in the absence of fraud or an intentional and material misrepresentation of a representation or warranty contained herein, be the sole and exclusive remedies of the Seller, Interconnect and the Purchaser, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements contained herein. In furtherance of, and subject to, the foregoing, each party hereto hereby waives, on behalf of itself and, as applicable, the Purchaser Indemnitees or the Seller Indemnitees, from and after the Initial Closing, any and all rights, claims and causes of action it may have against the Indemnifying Parties arising under or based upon any applicable law (including Environmental Laws) or otherwise (except pursuant to the indemnification provisions set forth in this Article 8); provided, that in the case of an intentional misrepresentation, the party seeking such remedy did not have actual knowledge of such misrepresentation.

8.7 Additional Indemnification Provisions. In any case where an Indemnified Party recovers from a third person any amount in respect of a matter for which an Indemnifying Party has previously indemnified it pursuant to this Article 8, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter. Upon payment in full of any such amounts recovered, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person (other than an Indemnified Party) with respect to the subject matter of such claim. Any Indemnified Party shall assign or otherwise reasonably cooperate with the Indemnifying Party to pursue any claims against, or otherwise recover amounts from, any person liable or responsible for any Damages for which indemnification has been received pursuant to this Agreement. The obligations of the Seller to indemnify and hold harmless any Purchaser Indemnitees with respect to any representation, warranty or covenant under this Article 8 shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 8.4. No Purchaser Indemnitee shall have the right to assert any claim for indemnification against the Seller unless such claim has been made with reasonable specificity pursuant to Section 8.3 within the time periods provided in the preceding sentence. The obligations of the Purchaser to indemnify and hold harmless any Seller Indemnitees with respect to any representation, warranty or covenant under this Article 8 shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 8.4. No Seller Indemnitee shall have the right to assert any claim for indemnification against the Purchaser unless such claim has been made with reasonable specificity pursuant to Section 8.3 within the time periods provided in the preceding sentence.

8.8 Claims for Indemnification. For purposes of indemnification obligations hereunder and the calculation of any Losses, any inaccuracy in or breach of a representation or warranty shall be deemed to constitute a breach of such representation or warranty, notwithstanding any limitation or qualification as to materiality set forth in such representation or warranty as to the scope, accuracy or completeness thereof, it being the intention of the parties that the Purchaser and the other Indemnified Parties shall be indemnified and held harmless from and against any and all Losses arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect.

8.9 Characterization of Payments. Except as otherwise required by applicable law, the parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

8.10 Exercise of Remedies by Purchaser Indemnitees Other than the Purchaser. No Purchaser Indemnitee (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of the other remedy. No Purchaser Indemnitee is entitled to assert any indemnification claim or exercise any other remedy under this Agreement against any Affiliate of the Seller other than the Seller Group. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser may assign its indemnification claims or rights to exercise other remedies under this Agreement (x) to Affiliates of the Purchaser in the sole discretion of the Purchaser or (y) to other Persons with the consent of the Seller Group, such consent not to be unreasonably withheld.

ARTICLE 9

CERTAIN TAX MATTERS

9.1 Liability and Indemnification for Certain Taxes. All Taxes and similar ad valorem and similar Tax obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the closing date applicable to the Acquired Asset shall be apportioned between the Seller Group and the Purchaser as of the applicable closing date based on the number of days of such taxable period included in the period through and including the applicable closing date (“Pre-Closing Tax Period”) and the number of days of such taxable period included in the period commencing on the day after the applicable closing date (“Post-Closing Tax Period”). The Seller Group shall be liable to the Purchaser for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser shall be liable to the Seller Group for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. The Purchaser and the Seller Group each covenant to timely file such Tax Returns as either may be required to be filed with respect to such Taxes, and within a reasonable period, the Seller Group and the Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.1, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other party within ten (10) days after delivery of such statement. Any payment required under this Section 9.1 and not made within ten (10) days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

9.2 Allocation of Purchase Price. (a) As soon as practicable after the date hereof and prior to the Closing Date, Purchaser shall provide the Seller with a statement containing an allocation (the “Price Allocation”) of the total consideration paid by Purchaser and the Purchaser Entities to Seller in exchange for the Acquired Assets (including all consideration attributable to the portion of the Assumed Liabilities which are treated as purchase price for tax purposes) to the Acquired Assets (including the Acquired Assets located in China) in accordance with the applicable provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder and any applicable comparable provisions of state, local and foreign tax law. The Price Allocation shall be subject to the approval of the Sellers, not to be unreasonably withheld or delayed, and the parties shall negotiate in good faith any dispute regarding the Price Allocation. The Price Allocation made pursuant to this Section 9.2(a) shall be binding on Purchaser and the Sellers for all Tax reporting purposes. To the extent required, each party agrees to timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable foreign, state or local laws.

(b) Any indemnification payment treated as an adjustment to purchase price of the Acquired Assets under this Agreement shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Acquired Assets in accordance with the Price Allocation method provided in this Section 9.2(a).

(c) Each party hereto shall adopt and utilize the Price Allocation for purposes of all Tax Returns filed by them and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any Tax Return, any refund claim, any litigation proceeding or otherwise, except that Purchaser’s cost for the Acquired Assets may differ from the amount so allocated to the extent necessary to reflect Purchaser’s capitalized acquisition costs other than the amount realized by the Sellers. In the event that the Price Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.

9.3 Cooperation. Each of the Seller and the Purchaser shall:

(a) Provide assistance to the other party as reasonably requested in preparing and filing Tax Returns, responding to Tax Contests and recovering any value-added Taxes;

(b) Make available to the other party as reasonably requested all information, records and documents relating to Taxes concerning the Business; and

(c) Retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Returns, for any audit, examination or proceeding relating to Taxes. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof).

(d) Transfer Taxes. Notwithstanding any other provision in this Agreement or in the Transaction Agreements to the contrary, each of the Seller and the Purchaser shall pay and be responsible for (and shall indemnify and hold harmless the other party and its respective Affiliates and agents against) one-half of any and all Transfer Taxes imposed on the Acquired Assets or otherwise as the result of transactions contemplated by this Agreement. The parties hereto shall reasonably cooperate to ensure payment of such transfer Taxes in a timely manner. The Purchaser shall file any Tax Returns and otherwise satisfy any reporting requirements with respect to any transfer Taxes (or exemptions with respect to transfer Taxes) relating to the transactions contemplated by this Agreement. “Transfer Tax” means any tax imposed on the transferor or transferee of property by any taxing jurisdiction by reason of the transfer, or any tax that becomes a lien on the property transferred by reason of the transfer, including without limitation any stamp duty, sales, use or excise tax or taxes of a similar nature. Transfer Tax shall not include any taxes imposed on the Seller or transferor of property that is measured by reference to the net income or gain of the Seller or transferor or any China Taxes, which shall be the sole responsibility of Seller.

ARTICLE 10

OTHER AGREEMENTS

10.1 Employee Benefits.

(a) The Seller shall be responsible for all obligations owed to the employees of the Business as of and through the close of business on the Initial Closing Date (or, with respect to any employees of the Business based in China, the Hiring Date), including (i) the payment of all wages and other remuneration due to all employees employed in the Business by the Seller through the close of business on the Initial Closing Date, including employees on vacation leave, sick leave or other authorized leave of absence (the “Active Employees”) with respect to their services as employees of the Seller Group as of and through the close of business on the Initial Closing Date, such payments to include all vacation pay earned and payable through the Initial Closing Date, (ii) all accrued benefits with respect to the Active Employees, including bonuses and stock options, if any, and (iii) the provision of health plan continuation coverage for the Active Employees in accordance with the requirements of such plan and the Consolidated Omnibus Reconciliation Act of 1985 and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974. Active Employees who are employed in the United States are referred to herein as the U.S. Active Employees. Active Employees who are employed in China are referred to herein as the China Active Employees.

(b) The Purchaser shall offer to employ each of the Active Employees listed on Section 10.1(b)(i) of the Disclosure Schedule (each a “Contemplated Transferred Employee”) either as an “employee-at-will” or pursuant to an employment agreement, effective as of the close of business on the Initial Closing Date, on such terms and conditions as the Purchaser shall determine. Notwithstanding the immediately preceding sentence, Active Employees to be employed by the Purchaser’s entity in China, as listed on Section 10.1(b)(ii) of the Disclosure Schedule, who accept such offers of employment (the “China Transferred Employees”) will, if such entity is not yet established, continue to be employed by the Seller or one of its Subsidiaries, as applicable, and their services will be made available to the Purchaser (or one of its Subsidiaries) pursuant to the China Agreement until the earlier of September 30, 2006 or such time as a subsidiary of the Purchaser in China is established and legally able to employ such China Transferred Employees. On and subject to the terms of the Transition Services Agreement otherwise applicable thereto, (i) such China Transferred Employees will be employed by the Purchaser’s subsidiary in China on the date when such entity has been established and is legally able to employ the China Transferred Employees (the “Hiring Date”) and (ii) the Purchaser shall cause to be offered to each of the China Transferred Employees such employment as provided in the foregoing clause (i) on the Hiring Date. Each Contemplated Transferred Employee who accepts employment with the Purchaser on the Initial Closing Date and each China Transferred Employee is referred to herein as a “Transferred Employee.” Notwithstanding anything herein to the contrary, nothing in this Section 10.1(b) shall create any obligation on the part of the Purchaser to continue the employment of any Transferred Employee thereafter for any period or prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the Transferred Employees after the Initial Closing (or, if applicable, the Hiring Date) or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Transferred Employees.

(c) The Seller shall be solely responsible for compliance with all Applicable Laws (including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (the “WARN Act”) or any similar state or local law to the extent applicable) that are applicable as a result of (i) the Transferred Employees ceasing to be employed by the Seller or any of its Affiliates, or (ii) any termination of the employment of (A) any U.S. Active Employees occurring on or prior to the Initial Closing Date or (B) any China Active Employees occurring on or prior to the Hiring Date. The Seller shall be solely responsible for any and all payments or notices to Active Employees required under the WARN Act or any similar state or local law, and to otherwise comply with the requirements of the WARN Act or any similar state or local law, with respect to any event occurring: (A) with respect to the U.S. Active Employees on or prior to the Initial Closing Date and (B) with respect to the China Active Employees on or prior to the Hiring Date.

(d) The parties understand and agree that the Purchaser shall not have any Liability for Liabilities of the Seller of its Affiliates (i) arising on or prior to the Initial Closing Date with respect to the Transferred Employees based in the U.S. or any other U.S. Active Employee and (ii) arising on or prior to the Hiring Date with respect to the China Transferred Employees or any other China Active Employee. The Seller shall be solely liable for any severance or other termination payments or benefits required to be made or provided to any Active Employee (including any Transferred Employee) as a result of the transactions contemplated by this Agreement.

(e) All Transferred Employees who are participants in the Seller’s retirement plans shall retain their accrued benefits under the Seller’s retirement plans as of the Initial Closing Date (or, with respect to the China Transferred Employees, the Hiring Date), and the Seller (or the Seller’s retirement plans) shall retain sole Liability for the payment of such benefits (and any benefits under such plans owed in respect of any other Active Employee) as and when such Transferred Employees or other Active Employees become eligible therefor under such plans. Neither the Seller nor any of its Affiliates will make any transfer of pension or other Company Plan assets to the Purchaser.

(f) The Purchaser is not obligated to assume any collective bargaining agreements under this Agreement. The Purchaser and the Seller shall give any notices required by Applicable Law and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(g) The Purchaser and the Seller shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1. The Seller shall provide the Purchaser with completed I-9 forms and attachments with respect to all Transferred Employees based in the U.S., except for such Active Employees as the Seller certifies in writing to the Purchaser are exempt from such requirement. The Purchaser shall not have any responsibility, Liability or obligation, whether to Transferred Employees or other Active Employees, their beneficiaries or to any other Person, with respect to any Company Plan, or any other employee benefit plan, practice, program or arrangement (including establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by the Seller.

(h) If, at any time within twelve months of the Initial Closing Date, the Purchaser makes an offer of employment to, and it is accepted by, any Active Employee who is not a Continuing Employee, the Purchaser shall promptly reimburse the Seller for any and all severance or termination payments that the Seller made to such employee as a result of the action taken in contemplation of this Agreement.

10.2 Seller Equity Incentive Plans. Any stock options granted under the Seller’s stock option plans to any Active Employee, which have become fully vested but remain outstanding and unexercised all as of the Initial Closing, shall terminate in accordance with the terms of the applicable stock option plan of the Seller. Any stock options granted under the Seller’s stock option plans to any Active Employee, which have not become fully vested as of the Initial Closing (or, with respect to the China Transferred Employees, the Hiring Date), shall terminate and expire upon the Initial Closing (or, with respect to the China Transferred Employees, the Hiring Date) in accordance with the terms of the Seller’s stock option plans.

10.3 Seller’s Information. In no event shall the Purchaser or any Affiliate of the Purchaser involved in the operation of the Business hold itself out as the Seller or any Affiliate of the Seller after the Initial Closing Date.

10.4 Certain Covenants.

(a) Nonsolicitation.

(i) Unless otherwise agreed to in writing by the Seller, for a period commencing on the Initial Closing Date and ending on the first anniversary of the Initial Closing Date (the “Nonsolicitation Period”), the Purchaser shall not call upon any person who is, at the time the person is called upon, an employee of the Seller or any Affiliate of the Seller, for the purpose or with the intent of soliciting such employee away from or out of the employ of the Seller.

(ii) Unless otherwise agreed to in writing by the Purchaser, during the Nonsolicitation Period, the Seller shall not call upon any Transferred Employee or any person who is, at the time the person is called upon, an employee of the Purchaser for the purpose or with the intent of soliciting such employee away from or out of the employ of the Purchaser.

(iii) This Section 10.4 shall not be deemed to prohibit the Purchaser or the Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Seller (in the case of the Purchaser) or the Purchaser (in the case of the Seller).

(iv) For purposes of this Section 10.4, references to the “Seller” includes the Seller and each of its subsidiaries and references to the “Purchaser” include the Purchaser Entities and each subsidiary of the Purchaser and the Purchaser Entities.

(b) Noncompetition.

(i) For a period of two years after the Initial Closing, the Seller shall not, and shall cause its Affiliates to not, engage, directly or indirectly, including as an owner, member, manager, partner, shareholder, advisor or consultant, in any business that competes anywhere in the world with the Business as conducted on the Initial Closing Date (the “Restricted Business”); provided, however, that the foregoing shall not limit or otherwise restrict any acquisition of the Seller or any of its Affiliates by any person, including by means of a business combination, merger, consolidation, issuance of securities, acquisition of securities, tender offer, exchange offer or otherwise, in which a person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership or voting power of securities representing more than 15% of the outstanding securities of any class of voting securities of the Seller or its Affiliates or in which such transaction constitutes or accounts for 15% or more of the consolidated net revenues, net income or assets of such acquiring person.

(ii) In addition to the foregoing, for a period of two years after the Initial Closing, the Seller shall not, and shall cause its Affiliates to not, acquire (whether by acquisition of assets, merger or otherwise) any Business Entity for whom revenues from the Restricted Business represented an amount greater than 25% of such entity’s aggregate revenues during such entity’s last fiscal year, or is reasonably projected to represent an amount greater than 25% of such entity’s aggregate projected revenues during such entity’s next fiscal year (a “Relevant Acquisition”); provided, however, that the Seller or its Affiliates may make a Relevant Acquisition if (x) its primary purpose in making such Relevant Acquisition is not to exploit for profit such Restricted Business, or (y) within nine months of the consummation of such Relevant Acquisition, the Seller or its Affiliate has disposed of (or ceased operating) the entity or portion thereof whose business constituted the Restricted Business. Notwithstanding anything to the contrary in this Section 10.4, if the Seller or any of its Affiliates makes an acquisition of a Business Entity for which the Restricted Business is below the levels specified in subclauses (i) and (ii) of this Section 10.4(b) (a “Permitted Acquisition”), the Business Entity so acquired may continue with the Restricted Business.

(iii) If any provision contained in this Section 10.4(b) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 10.4(b), but this Section 10.4(b) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 10.4(b) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Seller and the

Purchaser acknowledge that the other could be irreparably harmed by any breach of this Section 10.4(b) and that there would be no adequate remedy at law or in damages to compensate the Purchaser or the Seller, as applicable, for any such breach. The Seller or the Purchaser, as applicable, shall be entitled to seek injunctive relief requiring specific performance by the other party of this Section 10.4(b).

10.5 Wrong Pocket.

(a) Subject to Section 5.15 if the Seller or Interconnect receives any payment (i) in respect of any Accounts Receivable included in the Acquired Assets or (ii) for a Business Product or any other product or service sold by or on behalf of Purchaser after the Initial Closing, the Seller or Interconnect, as the case may be, shall promptly remit such funds to the Purchaser.

(b) If the Purchaser receives any payment for any product (other than any Business Product) or service sold by or on behalf of the Seller or Interconnect after the Initial Closing, the Purchaser shall promptly remit such funds to the Seller.

(c) In furtherance of the foregoing, if any party receives a payment from a third party that, pursuant to the terms hereof, should have been paid to another party hereto, the party who receives the payment agrees to hold in trust and promptly remit such payment to the party entitled thereto. If either party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall, if reasonable under the circumstances, inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the oldest outstanding undisputed invoice relating to the payor.

10.6 Certain Payroll Tax Matters. The Seller and the Purchaser shall use the “alternate” procedure for predecessors and successors, provided in Section 5 of Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941 for the calendar year of the Initial Closing. In accordance with such procedure:

(a) the Seller and the Purchaser shall report on a “predecessor-successor” basis as set forth therein;

(b) the Seller shall be relieved from furnishing Forms W-2 to Transferred Employees for the period from January 1 of such calendar year to the day of the Initial Closing; and

(c) the Purchaser shall assume the obligations of the Seller to furnish such forms to such employees for the full such calendar year and Seller shall provide to Purchaser all requisite information relating to such obligation for the period up to the Initial Closing Date.

ARTICLE 11

MISCELLANEOUS

11.1 Governing Laws and Forum. Except as expressly provided in this Agreement (including Article 8, Article 9 and any exhibit or schedule to this Agreement), the internal laws of the State of New York (without reference to its principles of conflicts of law), and federal laws to the extent applicable, shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise). With respect to any action or other Legal Proceeding arising out of or in connection with this Agreement (whether arising in contract, tort, equity or otherwise) other than pursuant to Article 8 or Article 9, the parties irrevocably (a) consent and submit to the binding arbitration under the ADR Rules located in New York, New York (except to the extent another provision of this Agreement specifies a different forum or procedure for a particular matter), and (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient. The decision of the arbitrator shall be delivered in English and in writing and shall explain the basis therefor. Such decision shall be based solely on the terms and conditions of this Agreement, shall constitute a conclusive determination of the issue in question, binding on the parties, and shall not be contested by any party. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator’s award.

11.2 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT.

11.3 Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assignees, except that the Purchaser shall not assign any of its rights under this Agreement before the Initial Closing except as set forth in Section 8.10. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.

11.4 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

11.5 Entire Agreement. This Agreement, together with the other Transaction Agreements and all of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are superseded by this Agreement.

11.6 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

11.7 Expenses. Except to the extent specified otherwise in this Agreement, each party shall pay its own professional fees and other expenses incurred by it in connection with this Agreement and the transactions contemplated under this Agreement.

11.8 Amendment. The parties may amend this Agreement only by a written agreement signed by the Seller and the Purchaser to be bound by the amendment and that identifies itself as an amendment to this Agreement.

11.9 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Subject to the provisions of Article 8, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

11.10 Notices. Each party giving any notice required or permitted under this Agreement shall give the notice in writing, and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 11.10: (a) personal delivery, (b) facsimile or telecopy transmission with a reasonable method of confirming transmission, (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 11.10 and if the intended addressee has actually received the notice.

If to the Seller or Interconnect:	Kulicke and Soffa Industries, Inc.
2101 Blair Mill Road
Willow Grove, PA 19090
Facsimile: (215) 784-7575
Attention: General Counsel

With a copy to (which shall not constitute notice):	Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
Facsimile: (215) 988-2757
Attention: F. Douglas Raymond, III

If to the Purchaser:	Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, CA 90071
Facsimile: (213) 229-6765
Attention: Alex Guira, c/o Bradford P. Weirick

With a copy to (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, CA 90071
Facsimile: (213) 229-6765
Attention: Bradford P. Weirick

11.11 Construction of Agreement.

(a) In the negotiation of this Agreement, each party has received advice from its own attorney. This Agreement is not to be construed for or against any party based on which party drafted any of the provisions of this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.

(c) This Agreement does not, and is not intended to, confer any rights or remedies in favor of any person other than the parties signing this Agreement, except as may be specifically set forth in other provisions of this Agreement.

(d) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(e) Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference.

(f) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

(g) Any reference in any Transaction Agreement to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of the Transaction Agreement in which such words are used, unless otherwise specified.

(h) Any provisions in the Transaction Agreements shall apply, when appropriate, to successive events and transactions.

11.12 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.12.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PURCHASER

TYLER ACQUISITION CORP., a Delaware corporation

By:	/S/ ALEX GUIRA
Name:	Alex Guira
Title:	President & Secretary

SELLER

KULICKE AND SOFFA INDUSTRIES, INC.,
a Pennsylvania corporation

By:	/S/ MAURICE E. CARSON
Name:	Maurice E. Carson
Title:	Vice President, Chief Financial Officer

INTERCONNECT

K&S INTERCONNECT, INC.,
a Delaware corporation

By:	/S/ MAURICE E. CARSON
Name:	Maurice E. Carson
Title:	Vice President, Treasurer